UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

XENCOR, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

XENCOR, INC.

111 West Lemon Avenue

Monrovia, California 91016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 23, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Xencor, Inc., a Delaware corporation (the “Company”) to be held on Thursday, June 23, 2022 at 1:30 p.m. Pacific Time at the Company’s headquarters, 111 West Lemon Avenue, Monrovia, California 91016. We are holding the meeting for the following purposes:

1.	To elect the eight nominees to the Board of Directors named in the accompanying proxy statement to serve until the next annual meeting and until their successors are duly elected and qualified;
2.	To ratify the selection by the Audit Committee of the Board of Directors of RSM US LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022;
3.	To hold a non-binding advisory vote on the compensation of the Company’s named executive officers, as disclosed in the accompanying proxy statement; and
4.	To conduct any other business properly brought before the meeting or any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice (the “Proxy Statement”).

The record date for the annual meeting is April 25, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Our Board of Directors recommends that you vote FOR the election of each of the director nominees and FOR each of Proposals 2 and 3.

We are actively monitoring COVID-19 developments and related public health concerns and are developing contingency plans in the event any changes to the date, time or location of the annual meeting are deemed necessary or appropriate. If we decide to make any change in the date, time or location, or to hold the annual meeting virtually by remote communication, an announcement of such changes will be made through a press release that will also be filed with the Securities and Exchange Commission as additional proxy materials and we will post details on our website at https://investors.xencor.com. Please check our website in advance of the date of the annual meeting if you are planning to attend in person. If we elect to hold a virtual meeting, this will not have any impact on your ability to vote by proxy using the enclosed proxy card, vote by proxy on the internet or vote by proxy over the telephone, each as explained in this Proxy Statement. As always, we encourage you to vote your shares prior to the annual meeting.

By Order of the Board of Directors

Celia E. Eckert
Secretary

Monrovia, California

April 27, 2022

You are cordially invited to attend the annual meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on June 23, 2022: Our Notice of Annual Meeting of Stockholders, proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2021 will be available at www.proxydocs.com/XNCR.

XENCOR, INC.

111 West Lemon Avenue

Monrovia, California 91016

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 23, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as “our Board” or “the Board”) of Xencor, Inc. (“Xencor” or the “Company”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 12, 2022 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 12, 2022.

How can I attend the annual meeting?

The meeting will be held on Thursday, June 23, 2022 at 1:30 p.m. local time at the Company’s headquarters, 111 West Lemon Avenue, Monrovia, California 91016. Directions to the annual meeting may be found at: www.xencor.com. Information on how to vote in person at the annual meeting is discussed below.

Due to the ongoing COVID-19 pandemic, we will require compliance with our COVID-19 policies and procedures as of the date of the annual meeting. These measures may include self-evaluation of COVID-19 symptoms, a temperature check and hand sanitizer use upon arriving at the premises, mandatory social distancing, compliant face mask wearing at all times, and recording any close contacts before leaving the premises.

We are actively monitoring COVID-19 developments and related public health concerns and are developing contingency plans in the event any changes to the date, time or location of the annual meeting are deemed necessary or appropriate. If we decide to make any change in the date, time or location, or to hold the annual meeting virtually by remote communication, an announcement of such changes will be made through a press release that will also be filed with the SEC as additional proxy materials and we will post details on our website at https://investors.xencor.com. Please check our website in advance of the date of the annual meeting if you are planning to attend in person.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 25, 2022 will be entitled to vote at the annual meeting. On this record date, there were 59,540,327 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 25, 2022 your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting, or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy ahead of the meeting to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 25, 2022 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name”. The Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank, or other agent.

What matters will be voted on at the annual meeting?

There are three matters scheduled for a vote at the annual meeting:

●	Proposal 1: Election of the eight nominees to the Board named in the proxy statement to serve until the next annual meeting and until their successors are duly elected and qualified;
●	Proposal 2: Ratification of selection by the Audit Committee of the Board of RSM US LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022; and
●	Proposal 3: To approve, by non-binding advisory vote, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the annual meeting or vote by proxy. Proxy votes may be cast either over the telephone, through the internet, or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote even if you have already voted by proxy.

●	To vote via the internet, please follow the instructions in the Notice or proxy card.

●	To vote by telephone, please follow the instructions in the Notice or proxy card.
●	To vote by mail, please complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
●	To vote in person, please come to the annual meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, other agent, or nominee you should have received a Notice containing voting instructions from that organization rather than from Xencor. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in-person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials or contact your broker, bank, or other agent to request a proxy form.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 25, 2022.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in-person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares held in “street name” and do not instruct your broker, bank, other agent or nominee how to vote your shares, the question of whether your broker, bank, or other agent will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers, banks, other agents and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker, bank, other agent or nominee may not vote your shares on Proposals 1 or 3 without your instructions but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable: “For” the election of all eight nominees for director, “For” the ratification of selection by the Audit Committee of the Board of RSM US LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022, and “For” the approval, by non-binding advisory vote, of the compensation of our named executive officers, as disclosed in this Proxy Statement. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but if we engage a proxy solicitor, it will be paid its customary fee of approximately $5,000, plus out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.
●	You may grant a subsequent proxy by telephone or through the internet.
●	You may send a timely written notice that you are revoking your proxy to Xencor, Inc.’s Secretary at 111 West Lemon Avenue, Monrovia, California 91016.
●	You may attend the annual meeting and vote at the meeting. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that will be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held in “street name” by your broker, bank, or other agent, you should follow the instructions provided by your broker, bank, or other agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?

Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 12, 2023 and must otherwise comply with Rule 14a-8 under the Exchange Act. Any proposal received after January 12, 2023 will be considered untimely, and will not be included in next year’s proxy materials.

In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit a proposal in accordance with the Company’s amended and restated bylaws (the “Bylaws”). Pursuant to the Bylaws, if you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, your written request must be received by the Secretary for Xencor, Inc. between February 24, 2023 and March 26, 2023. However, if our 2023 Annual Meeting of Stockholders is not held between May 25, 2023 and July 24, 2023, under the Bylaws, this notice must be received not later than the close of business on the later of the 90th day prior to our 2023 Annual Meeting of Stockholders or the 10th day following the date on which public announcement of the date of our 2023 Annual Meeting of Stockholders is first made. You are also advised to review the Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. All notices should be directed to the attention of the Secretary of Xencor, Inc. at 111 West Lemon Avenue, Monrovia, California 91016.

While our Board will consider proper stockholder proposals that are properly brought before the 2023 Annual Meeting, we reserve the right to omit from next year’s proxy materials stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and with respect to Proposals 2 and 3, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the respective vote totals for Proposals 2 and 3 and will have the same effect as “Against” votes. Broker non-votes have no effect on and will not be counted towards the vote total for Proposals 1 and 3.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

➢For Proposal 1, the election of directors, the eight nominees receiving the most “For” votes from the holders of shares cast in person or by proxy at the annual meeting and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.
➢To be approved, Proposal 2, ratifying the selection by the Audit Committee of the Board of RSM US LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022, we must receive “For” votes from the holders of a majority of shares cast in person or by proxy at the annual meeting and entitled to vote at the annual meeting. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Since Proposal No. 2 is considered to be “routine” under NYSE rules, we do not expect any broker non-votes on Proposal No. 2.
➢To be approved, Proposal 3, approving, by a non-binding advisory vote, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement, we must receive “For” votes from the holders of a majority of shares cast in person or by proxy at the annual meeting and entitled to vote at the annual meeting. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are represented at the meeting in person or represented by proxy. On the record date, there were 59,540,327 shares outstanding and entitled to vote. Thus, the holders of 29,770,164 shares must be present or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other agent or nominee) or if you vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results, and within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal 1

Election Of Directors

BOARD SELECTION AND REFRESHMENT

Our Board has delegated responsibility for the review and recommendation of director nominees to the Nominating and Corporate Governance Committee. Upon the recommendation of the Company’s Nominating and Corporate Governance Committee (our “Nominating Committee”), a slate of directors is nominated by the Board and submitted to a stockholder vote annually. The Nominating Committee also reviews and recommends candidates for the Board as vacancies or newly created positions occur.

CONSIDERATIONS

The Nominating Committee identifies a diverse pool of potential director candidates for nomination using sources such as independent search firms and director recommendations. Potential candidates are comprehensively reviewed and interviewed by members of the Nominating Committee and other Board members, including our lead independent director. During these interviews, directors assess candidates on the basis of their skills and experience, their personal attributes and their expected contribution to the current mix of competencies and diversity of the Board. At the same time, we conduct due diligence and solicit feedback from other external sources.

Our Board currently consists of eight directors, and there are eight nominees for director this year. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. It is our policy to invite nominees for Board membership to attend the annual meeting. Six directors attended our 2021 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present at the annual meeting or represented by proxy and entitled to vote on the election of directors. The eight nominees receiving the highest number of affirmative votes will be elected. Although the Bylaws provide that all elections of directors shall be determined by a plurality of the votes cast, it is the policy of the Company that any nominee for director in an uncontested election who does not receive a majority of the votes cast (i.e., receives a greater number of votes “withheld” from his or her election than votes “for” his or her election) shall submit his or her offer of resignation for consideration by the Nominating Committee. The Nominating Committee will consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

Nominees

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating Committee to recommend that person as a nominee for director, as of the date of this Proxy Statement.

The Nominating Committee seeks to assemble a diverse Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating Committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members that bring diverse perspectives to complement and strengthen the skills of other members and also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating Committee to recommend that person as a nominee. However, each of the members of the Nominating Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, our Board may designate a substitute nominee. In that case, the proxy holders will vote for the substitute nominee designated by our Board. Our Board has no reason to believe that any of the nominees will be unable to serve. There are no agreements or understandings pursuant to which any of the directors was selected to serve as a director. There are no family relationships between any director or director nominee and any other director or director nominee or any executive officer. There are no legal proceedings related to any of the directors or director nominees which must be disclosed pursuant to Item 401(f) of Regulation S-K.

Name	Age	Position Held with the Company

Dr. Bassil I. Dahiyat	51	Director, President and Chief Executive Officer
Dr. Ellen G. Feigal	67	Director
Dr. Kevin C. Gorman	64	Director
Mr. Kurt A. Gustafson	54	Director
Mr. Yujiro S. Hata	48	Director
Dr. A. Bruce Montgomery	68	Director
Mr. Richard J. Ranieri	69	Director
Ms. Dagmar Rosa-Bjorkeson	58	Director

Bassil I. Dahiyat, Ph.D. has served as our President and Chief Executive Officer since February 2005 and as a member of our Board since August 1997. Dr. Dahiyat co-founded Xencor in 1997. From 1997 to 2003, he served as our Chief Executive Officer, and from 2003 to 2005, served as our Chief Scientific Officer. He has more than 25 years of biotechnology experience. Dr. Dahiyat currently serves on the board of directors of Kodiak Sciences Inc., a publicly traded biopharmaceutical company. In 2005, Dr. Dahiyat was recognized as a technology pioneer by the World Economic Forum. Additionally, Dr. Dahiyat was named one of 2003’s Top 100 Young Innovators by MIT’s Technology Review magazine for his work on protein design and its development for therapeutic applications and has received awards from the American Chemical Society, the Controlled Release Society and the California Institute of Technology. Dr. Dahiyat holds a Ph.D. in chemistry from the California Institute of Technology and B.S. and M.S.E. degrees in biomedical engineering from Johns Hopkins University. We believe that Dr. Dahiyat’s experience in the pharmaceutical industry and as one of our founders qualifies him to serve on our Board.

Ellen G. Feigal, M.D. joined our Board in November 2018. Dr. Feigal has more than 30 years of drug development and healthcare regulatory experience. Dr. Feigal has served as a partner at NDA Partners, a strategy consulting firm, since November 2014, where she leads efforts in designing and executing product development and regulatory strategies in the areas of cell therapies, medical imaging, hematology and oncology. She also currently serves as a member of the board of directors of NextCure, Inc., a publicly traded biopharmaceutical company, which she joined in October 2021. Dr. Feigal is also adjunct faculty at the Sandra Day O'Connor College of Law, Arizona State University, a position she has held since April 2015, where she teaches Food & Drug Administration drug law and medical research ethics and law. Dr. Feigal previously served as senior vice president of research and development at the California Institute for Regenerative Medicine from 2011 to 2014; executive medical director, global development, at Amgen, Inc. (“Amgen”) from 2008 to 2011; and chief medical officer at Insys Therapeutics from 2007 to 2008. She was a founding director of the American Course on Drug Development and Regulatory Sciences at the University of California, San Francisco (“UCSF”), which she began in 2006 and directed through 2011. Dr. Feigal’s positions also included director of medical devices and imaging at the Critical Path Institute from 2006 to 2007, and vice president of clinical sciences at the Translational Genomics Research Institute from 2004 to 2007. From 1992 to 2004, she held leadership roles at the National Cancer Institute, where she directed the Division of Cancer Treatment and Diagnosis after serving as deputy director of the division and as a senior investigator in the Cancer Therapy Evaluation Program. Dr. Feigal received her B.S. in biology and M.S. in molecular biology and biochemistry from University of California, Irvine, her M.D. from the University of California, Davis School of Medicine, completed an internal medicine residency at Stanford University and a hematology/oncology fellowship at UCSF. We believe that Dr. Feigal’s leadership and experience in regulatory affairs and drug development and her educational background qualify her to serve on our Board.

Kevin C. Gorman, Ph.D. joined our Board in April 2017. He has more than 25 years in the life science business including senior roles in finance, business development and operations. Dr. Gorman is a founder of Neurocrine Biosciences, Inc., a publicly traded biotechnology company (“Neurocrine”). He was appointed President and Chief Executive Officer of Neurocrine in January 2008 after having served as Executive Vice President and Chief Operating Officer since September 2006 and prior to that, as Executive Vice President and Chief Business Officer and Senior Vice President of Business Development. He has served on the board of directors of Neurocrine since January 2008. From 1990 until 1993, Dr. Gorman was a principal of Avalon Medical Partners, L.P., where he was responsible for the early-stage founding of the company and several other biotechnology companies such as Onyx Pharmaceuticals, Inc., Metra Biosystems, Inc., Idun Pharmaceuticals, Inc. and ARIAD Pharmaceuticals, Inc. Dr. Gorman received his Ph.D. in immunology and M.B.A. in finance from the University of California, Los Angeles and did further post-doctoral training at The Rockefeller University. We believe that Dr. Gorman’s experience in biotechnology company leadership roles and his educational background qualify him to serve on our Board.

Kurt A. Gustafson joined our Board in July 2014. Mr. Gustafson has more than 25 years of diverse experience in corporate finance, with 20 years in senior management roles leading the finance departments of multi-faceted, dynamic and growth-oriented biopharmaceutical industry organizations. Mr. Gustafson has served as Chief Financial Officer of OmniAb Inc., since March 2022, and as the lead independent director of ChromaDex Corporation, a publicly traded company, since October 2016. From June 2013 to March 2022, he served as Executive Vice President and Chief Financial Officer of Spectrum Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, and from April 2009 to June 2013, he served as Chief Financial Officer at Halozyme Therapeutics, Inc. (“Halozyme”), a publicly traded biopharmaceutical company. Before Halozyme, Mr. Gustafson worked at Amgen for over 18 years holding various positions in finance including Treasurer, Vice President, Finance and Chief Financial Officer of Amgen International based in Switzerland. Mr. Gustafson holds a Bachelor of Arts degree in accounting from North Park University in Chicago and an M.B.A. from University of California, Los Angeles. We believe Mr. Gustafson’s experience in biotechnology company leadership and finance and his educational background qualify him to serve on our Board.

Yujiro S. Hata joined the Board in July 2015. He has more than 25 years of biotechnology company experience. Since August 2015, Mr. Hata has served as co-founder, Chief Executive Officer and member of the board of directors of IDEAYA Biosciences, Inc., a publicly traded biotechnology company. He also currently serves on the board of directors of Enanta Pharmaceuticals, Inc., a publicly traded biotechnology company, which he joined in August 2021. From June 2014 to April 2015, Mr. Hata served as chief operating officer at immuno-oncology company FLX Bio, where he oversaw all business operations, mergers and acquisitions, and licensing. Prior to that Mr. Hata served as chief operating officer at immuno-oncology companies, Flexus Biosciences and spinout FLX Bio, until Flexus Biosciences’ acquisition by Bristol-Myers Squibb in April 2015. From 2010 until its acquisition by Amgen in October 2013, Mr. Hata was Vice President, Corporate Development and Strategy at Onyx Pharmaceuticals, where he held various leadership roles, including head of mergers and acquisitions, and licensing, and head of corporate strategy and strategic asset management. From 2002 to 2010, he served in various roles as Vice President, Senior Vice President, and Chief Business Officer at Enanta Pharmaceuticals, and earlier in his career he served in business and corporate development roles at Genome Therapeutics Corporation, McKinsey and Company and ImClone Systems Incorporated. Mr. Hata obtained his M.B.A. at The Wharton School of the University of Pennsylvania as a Henry J. Kaiser recipient and completed undergraduate studies in chemistry at Oxford University and Colorado College. Mr. Hata serves on the board of visitors of the Moores Cancer Center, at the University of California, San Diego. We believe that Mr. Hata’s experience in biotechnology company leadership and his background in strategy, corporate development and biotechnology company transactions qualify him to serve on our Board.

A. Bruce Montgomery, M.D. joined our Board in March 2015. Dr. Montgomery has more than 30 years of drug development, operations and financing experience, including positions at Genentech, Inc., Pathogenesis Corporation, Corus Pharma and Gilead Sciences, Inc. (“Gilead”). He is currently Chief Executive Officer and a member of the board of directors of Avalyn Pharma (formerly Genoa Pharmaceuticals), a private biotechnology company, which he joined in February 2017. From April 2011 to December 2016, he was Chief Executive Officer and a member of the board of directors of Cardeas Pharma, a private biotechnology company that he founded in 2010. From August 2006 to May 2011, Dr. Montgomery served as Senior Vice President of Gilead and prior to that, served for six years as Chief Executive Officer of Corus Pharma, a specialized biotechnology company that he founded, which was acquired by Gilead in 2006. While at Gilead, Dr. Montgomery successfully led the development of Cayston (aztreonam) as a treatment for cystic fibrosis patients. Dr. Montgomery also served as Executive Vice President of Research and Development at PathoGenesis

Corporation until its acquisition by Chiron Corporation in 2000. Dr. Montgomery previously served as a board member for the following publicly traded companies: ZymoGenetics, Inc. (acquired by Bristol Meyer Squib Company in 2010), Alder BioPharmaceuticals, Inc. (acquired by Lundbeck A/S in 2019) and Cytodyn, Inc. Dr. Montgomery is a board-certified internist and pulmonologist. Dr. Montgomery received his B.S. in chemistry (Magna cum Laude, Outstanding Chemistry Major (Merck Award)), and M.D. (Alpha Omega Alpha Honor Medical Society) from the University of Washington, Seattle. We believe that Dr. Montgomery’s executive leadership experience in pharmaceutical and biotechnology company drug development and his educational background qualify him to serve on our Board.

Richard J. Ranieri joined our Board in December 2017. Mr. Ranieri has more than 40 years of senior level biopharma human resource experience. He has served as a senior advisor to BioMarin Pharmaceutical Inc. (“BioMarin”) since January 2019, and from September 2013 through December 2018, he served as executive vice president of human resources and corporate affairs at BioMarin. Previously Mr. Ranieri served as executive vice president, human resources at Dendreon Pharmaceuticals from 2010 to 2013, and as executive vice president, human resources and administration at Sepracor, Inc. from 2008 to 2010. Earlier in his career, Mr. Ranieri served in executive positions at Neurocrine, Genencor International, and SmithKline Beecham. He received a B.A. in social science and accounting from Villanova University, and an M.A. in organizational development from Rider University. We believe that Mr. Ranieri’s leadership experience in human resources with biotechnology organizations qualifies him to serve on our Board.

Dagmar Rosa-Bjorkeson joined our Board in December 2019. Ms. Rosa-Bjorkeson has more than 25 years of global experience in the pharmaceutical industry, including executive leadership in corporate and product strategy, market development and operational execution. Since June 2020, Ms. Rosa-Bjorkeson has served as Chief Operating Officer of Mesoblast Limited, a publicly traded cell therapy company. She also currently serves on the board of directors of Intercept Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, which she joined in February 2021. From April 2018 to January 2020, she was executive vice president and chief strategy and development officer at Mallinckrodt Pharmaceuticals (“Mallinckrodt”), where she was responsible for corporate and therapeutic area strategy, business development and new product commercialization. She joined Mallinckrodt in May 2017 as senior vice president of new product commercialization, in which she was responsible for shaping the company’s pipeline programs for optimal patient benefit and access. From November 2014 to June 2016, Ms. Rosa-Bjorkeson was executive vice president and president of biosimilars at Baxalta Incorporated, a role in which she developed the biosimilars strategy, managed post spin-off efforts from Baxter and oversaw a fully integrated unit including program management, research, clinical development, manufacturing, commercialization and business development. From 1997 to 2014, she held various roles of increasing responsibility at Novartis Pharmaceuticals Inc., including vice president and head of its multiple sclerosis business unit, USA; vice president, business development and licensing, U.S.; vice president, respiratory, U.S.; and country head and president for Novartis Sweden. Ms. Rosa-Bjorkeson’s experience spanned sales, marketing, general management and country operations, and she led multiple launches including the successful launch of Gilenya (fingolimod). Ms. Rosa-Bjorkeson earned an M.B.A., an M.S. in chemistry and a B.S. in chemistry from the University of Texas, Austin. We believe that Ms. Rosa Bjorkeson’s experience in pharmaceutical industry leadership and her background in product strategy, market development and operational execution qualify her to serve on our Board.

Board Diversity Matrix (As of April 27, 2022)
	Dahiyat	Feigal	Gorman	Gustafson	Hata	Montgomery	Ranieri	Rosa-Bjorkeson
Skills and Experience
Financial Expertise	●		●	●	●	●		●
Biotechnology	●	●	●	●	●	●	●	●
Public Company Board	●		●	●	●	●
Regulatory		●				●
Research & Development	●	●	●		●	●
Senior Management	●		●	●	●	●	●	●
Business Development	●		●	●	●	●		●
Human Capital Management	●		●	●	●	●	●	●
Governance/Business Ethics	●	●	●	●	●	●	●	●
Tenure and Independence
Tenure (years)	24	3	5	7	6	7	4	2
Independence		●	●	●	●	●	●	●
Demographics
Age	51	67	64	54	48	68	69	58
Gender Identity	M	F	M	M	M	M	M	F
Asian					●
Hispanic or Latin								●
White	●	●	●	●		●	●
Directors who identify as Middle Eastern: 1

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Proposal 2

Ratification of Selection of Independent Registered Public
Accounting Firm

The Audit Committee has selected RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. RSM US LLP has audited the Company’s financial statements since 2015. Representatives of RSM US LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of RSM US LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of RSM US LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interest of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of RSM US LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2021 and December 31, 2020, by RSM US, LLP, the Company’s current principal accountant. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year
	Ended
	2021	2020

	(in thousands)
Audit Fees (1)	$600	$508

(1)Audit fees for 2021 and 2020 were for professional services rendered for the audits of our integrated financial statements and reviews of quarterly financial statements.

During the fiscal year ended December 31, 2021, none of the total hours expended on the Company’s financial audit by RSM US LLP were provided by persons other than full-time permanent employees of RSM US LLP.

Pre-Approval Policies and Procedures.

The Audit Committee pre-approves all audit and non-audit services rendered by the Company’s independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and is available on the Corporate Governance section of our website.

Proposal 3

Advisory Vote on Executive Compensation

Our Compensation Discussion and Analysis, which appears later in this Proxy Statement, describes our executive compensation program and the compensation decisions that the Human Capital Management & Compensation Committee and our Board made in 2021 with respect to the compensation of our named executive officers (listed in the section below captioned “Executive Officers”). In 2017, our stockholders voted, on an advisory basis, to hold an annual advisory vote on the compensation of our named executive officers. As required pursuant to Section 14A of the Exchange Act, our Board is asking that stockholders cast a non-binding advisory vote FOR the following resolution:

 “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, executive compensation tables and narrative discussion, is hereby APPROVED.”

As we describe in our Compensation Discussion and Analysis beginning on page 30, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. In particular, our compensation program rewards financial, strategic and operational performance, and the goals set for each performance category are intended to support our long-range plans.

You are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. Although the vote you are being asked to cast is non-binding, we value the views of our stockholders, and the Human Capital Management & Compensation Committee and our Board will consider the outcome of the vote when making future compensation decisions for our named executive officers. It is expected that the next advisory vote on executive compensation will occur at our 2023 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as that term is defined by NASDAQ Listing Rule 5605(a)(2), as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing rules of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing rules: Dr. Feigal, Dr. Gorman, Mr. Gustafson, Mr. Hata, Dr. Montgomery, Mr. Ranieri and Ms. Rosa-Bjorkeson. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

Board Leadership Structure

Our Board has a Lead Independent Board Member, Dr. Montgomery, who has authority, among other things, to call and preside over Board meetings. As a general policy, the Board believes that separation of the position of Lead Independent Board Member and Chief Executive Officer reinforces the independence of the Board from management, creates an environment that encourages objective oversite of management’s performance and enhances the effectiveness of the Board as a whole. We also have a separate chair for each Board committee. The chairs of each committee are expected to report regularly to the Board on the activities of their committee in fulfilling their responsibilities, as detailed in their respective charters, or specify any shortcomings should that be the case.

Role of the Board in Risk Oversight

The Audit Committee of the Board is primarily responsible for overseeing our risk management processes on behalf of the Board. In its regular meetings, the Audit Committee receives information from management regarding our assessment of the areas of potential material risks, including operational risks, such as cybersecurity, data loss risk, information security and privacy, along with financial, legal, regulatory, compliance, strategic and reputational risks. In addition, the Audit Committee reports regularly to the Board, which also considers our risk profile. The Audit Committee and the Board focus on the most significant risks we face and our general risk management strategies. While the Board oversees our management of risk, management is responsible for day-to-day risk management processes. Our Board expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board’s leadership structure, which also emphasizes the independence of the Board in its oversight of its business and affairs, supports this approach.

BOARD SELF-ASSESSMENT

The Nominating Committee ensures that the Board and each of its committees are annually assessed with an aim toward enhancing effectiveness. Directors complete an evaluation in order to provide performance feedback and suggestions for improved effectiveness or contributions. The assessments are done by way of a questionnaire conducted by our General Counsel. The assessments are given on a confidential basis, with the results tallied on an anonymous basis for review. The results of the evaluation are analyzed by the Board in executive session to decide whether any changes are needed to the Board’s processes, procedures, composition or committee structure. The evaluation carried out in 2021 indicated that the Board and its committees were effectively fulfilling their responsibilities.

BOARD EDUCATION

The Board recognizes the importance of ongoing director education. In order to facilitate directors’ educational development, the members of the Board regularly meet with management and are given periodic presentations on our business and recent business developments. Members of the Board also attend dinners on the evening before regularly scheduled in-person Board meetings. Generally, at these dinners the Board meets with other senior decision-makers within the Company in order to enhance the Board’s understanding of our business and operations. We also provide our Board members access to outside director continuing education programs sponsored by an independent not-for-profit organization.

Meetings of The Board of Directors

The Board met four times during the fiscal year ended December 31, 2021, and each meeting included an executive session. All Board members attended all of the meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

		Human Capital	Nominating &
		Management &	Corporate	Research &
Name	Audit	Compensation	Governance	Development

Ellen G. Feigal			X	X*
Kevin C. Gorman		X		X
Kurt A. Gustafson **	X*
Yujiro S. Hata	X		X
A. Bruce Montgomery		X	X*	X
Richard J. Ranieri		X*
Dagmar Rosa-Bjorkeson	X
Total meetings in fiscal 2021	4	6	2	3

*      Current Committee Chairperson

**     Financial Expert

Board Committees

Below is a description of each committee of the Board. Each of these committees operates under a written charter setting forth the functions and responsibilities of the committee, which is available on our website at www.xencor.com. Each committee reviews the adequacy of its own performance and the adequacy of its charter on a periodic basis. With the exception of the Research & Development Committee, each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

We believe that the composition and functioning of each committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and NASDAQ rules and regulations. The Board reviews the NASDAQ definition of “independence” on an annual basis and has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding independence and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. We intend to comply with future requirements to the extent they become applicable to us.

Audit Committee

The Audit Committee was established by the Board to oversee the Company’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of financial statements, as well as the quality and integrity of the Company’s financial statements and reports and the qualifications, independence and performance of the registered public accounting firm or firms engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. For this purpose, the Audit Committee performs several functions, including the following:

●	determining and approving the engagement of the independent auditors, assessing their qualifications and evaluating their performance;
●	determining whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;
●	reviewing and approving the retention of the independent auditors to perform any proposed permissible non-audit services;
●	monitoring the rotation of partners of the independent auditors on our audit engagement team as required by law;
●	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;
●	reviewing and approving or rejecting transactions between the Company and any related persons in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our Code of Business Conduct and Ethics;
●	reviewing with management and the independent auditors significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of internal controls over financial reporting;
●	establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
●	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;
●	preparing the report that the SEC requires in our annual proxy statement;
●	reviewing on a periodic basis our investment policy, and overseeing management’s efforts to monitor compliance with the investment policy and with applicable legal and regulatory requirements;
●	reviewing our major financial risk exposures; and
●	reviewing the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of three directors: Mr. Gustafson, Mr. Hata and Ms. Rosa-Bjorkeson, with Mr. Gustafson acting as chair. The Audit Committee met four times during the fiscal year ended December 31, 2021.

The Board has determined that Mr. Gustafson qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Gustafson’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer at other publicly traded biopharmaceutical companies.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Mr. Kurt A. Gustafson, Committee Chair
Mr. Yujiro S. Hata
Ms. Dagmar Rosa-Bjorkeson

*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Human Capital Management & Compensation Committee

Our Board believes that our human capital management initiatives are vital to the success of the Company and is actively engaged in overseeing these practices. In 2021, our Board delegated oversight responsibility of our human capital management efforts to our Compensation Committee, which was renamed the Human Capital Management & Compensation Committee, to ensure these efforts are aligned with the Company’s strategy, values and mission. The Human Capital Management & Compensation Committee was established by the Board to review and recommend for adoption and oversee the Company’s culture, talent development, succession planning, compensation policies, plans and programs. For this purpose, the Human Capital Management & Compensation Committee performs several functions, including the following:

●	reviewing the Company’s strategies, initiatives and programs with respect to its culture, talent recruitment, employee development, retention and engagement, and succession planning;
●	reviewing and approving (or making recommendations to the full Board for approval) corporate performance goals and objectives, which shall support and reinforce the Company’s long-term strategic goals, relevant to the compensation of the Company’s executive officers;
●	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board regarding) our overall compensation strategy and policies;
●	reviewing and approving (or, if it deems appropriate, making recommendations to the full Board regarding) the compensation and other terms of employment of our executive officers;
●	reviewing, approving (or if it deems it appropriate, making recommendations to the full Board regarding), and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

●	evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;
●	reviewing and approving (or, if it deems appropriate, making recommendations to the full Board regarding) the type and amount of compensation to be paid or awarded to our non-employee Board members;
●	establishing policies with respect to votes by our stockholders to approve executive compensation to the extent required by Section 14A of the Exchange Act, and to the extent applicable, determining our recommendations regarding the frequency of advisory votes on executive compensation;
●	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act, as well as applicable NASDAQ rules and regulations;
●	establishing policies with respect to equity compensation arrangements;
●	reviewing and approving (or, if it deems appropriate, making recommendations to the full Board regarding) the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;
●	to the extent applicable, reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC; and
●	preparing the report that the SEC requires in our annual proxy statements.

The Human Capital Management & Compensation Committee is currently composed of three directors: Mr. Ranieri, Dr. Montgomery and Dr. Gorman, with Mr. Ranieri acting as chair. The Human Capital Management & Compensation Committee met six times during the fiscal year ended December 31, 2021.

Human Capital Management & Compensation Committee Interlocks and Insider Participation

No member of the Human Capital Management & Compensation Committee has ever been an officer or employee of the Company. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Human Capital Management & Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating Committee was established by the Board to oversee all aspects of the Company’s corporate governance functions. For this purpose, the Nominating Committee performs several functions, including the following:

●	identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board);
●	reviewing and evaluating incumbent directors;
●	recommending to the Board candidates for election to the Board;
●	making recommendations to the Board regarding the membership of the committees of the Board;
●	considering and assessing the independence of members of our Board;
●	assessing the performance of the Board; and
●	monitoring the Company’s adherence to its Code of Business Conduct and Ethics.

The Nominating Committee is currently composed of three directors: Dr. Montgomery, Dr. Feigal and Mr. Hata, with Dr. Montgomery acting as committee chair. The Nominating Committee met two times during the fiscal year ended December 31, 2021.

The Nominating Committee believes that candidates for director, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to the Company and level of participation), skills, diversity and expertise appropriate for the Company. In assessing the candidates, both individually and collectively, the Nominating Committee may consider the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendations to the Board by majority vote.

The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee at the following address: 111 West Lemon Avenue, Monrovia, CA 91016, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s annual meeting. Submissions must include (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director; and (7) any other information required by the Bylaws. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Research and Development Committee

The Research and Development Committee was established by the Board, effective as of July 1, 2020, to assist in its oversight of the Company’s research and development activities, initiatives, strategic direction and portfolio prioritization. For this purpose, the Research and Development Committee performs several functions, including the following:

●	reviewing the Company’s research and development programs and progress in achieving goals and objectives;
●	advising the Board on the scientific and research and development aspects of corporate strategy, business development and product development;

●	overseeing management’s assessment and management of risks associated with the Company’s research and development activities and clinical development; and
●	performing such other functions as are consistent with its purpose or as may be requested by the Board.

The Research and Development Committee is currently composed of three directors: Dr. Feigal, Dr. Montgomery and Dr. Gorman, with Dr. Feigal acting as chair. The Research and Development Committee met three times during the fiscal year ended December 31, 2021.

Director Compensation

Overview

The Company believes that having quality non-employee directors is critical to our success. Non-employee directors represent the interests of our stockholders, and they contribute their experience and wisdom to guide our Company, our strategy and our management. The Board believes that compensation for directors should reflect the work required in both their ongoing oversight and governance role, and their continuous focus on driving long-term performance and stockholder value.

Review Process

The Human Capital Management and Compensation Committee consists solely of independent directors and has the primary responsibility for reviewing director compensation and the consideration of any changes in how we compensate our directors. The full Board reviews the Human Capital Management and Compensation Committee’s recommendations and determines the amount of director compensation. The Human Capital Management and Compensation Committee is empowered to engage outside advisors, experts, and others to assist it. The Human Capital Management and Compensation Committee periodically reviews assessments prepared by outside consultants that it has engaged in order to gain an understanding of current market levels of compensation being paid for board service and to gauge current practices with respect to the forms of director compensation currently in use.

Our Board compensation was established as a result of a process commenced in early 2021 under which the Human Capital Management and Compensation Committee engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), to conduct a director compensation assessment based on peer companies. The assessment, which was grounded in the practices of a group of peer companies developed contemporaneously, analyzed peer company director compensation levels and practices, evaluated the competitiveness of the Company’s director compensation program from multiple perspectives relative to the peer group, and described recent market trends in director compensation. Considering this peer group assessment and exercising its judgment, the Human Capital Management and Compensation Committee determined to amend and restate our director compensation policy.

Under the amended and restated policy, our non-employee directors receive an annual retainer of $50,000, to be pro rata if they are serving as director for less than a full year. Our chair, or lead director, receives an additional retainer of $20,000. In addition, all non-employee directors that serve on one or more committees are eligible to receive the following committee fees:

Committee	Member Annual Retainer	Chair Annual Retainer

Audit Committee	$10,000	$20,000
Human Capital Management & Compensation Committee	$8,500	$17,000
Nominating & Corporate Governance Committee	$6,500	$13,000
Research & Development Committee	$7,500	$15,000

Board fees are paid quarterly in arrears. We also have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board and committees of our Board.

In addition, non-employee directors are entitled to receive an option to purchase shares of our common stock upon initial election or appointment to the Board (the “Initial Grant”) and an option to purchase shares of common stock annually thereafter (the “Annual Grant”). Under the amended and restated compensation policy, the Initial Grant to eligible directors has a fixed fair value of $550,000 and the Annual Grant to eligible directors has a fixed fair value of $300,000. The equity fair values are based on the Black Scholes valuation model using a three-month trailing average closing price of our common stock. The Initial Grant vests one-third on the first anniversary of the grant and the remainder monthly over the next 24 months thereafter. The Annual Grant options vest monthly over 12 months from the date of grant. The Initial Grant and Annual Grant fair value amounts were not changed in the amended and restated compensation policy adopted in September 2021.

The Human Capital Management and Compensation Committee intends to benchmark and, if needed, recommend adjusting non-employee director compensation on a periodic basis going forward.

The following table sets forth information concerning the compensation that we paid or awarded during the year ended December 31, 2021 to each of our non-employee directors:

	Fees Earned or	Option
	Paid in Cash	Awards	Total
Name	($)	($)(1)	($)

Ellen G. Feigal	66,500	185,262	251,762
Kevin C. Gorman	61,000	185,262	246,262
Kurt A. Gustafson	65,000	185,262	250,262
Yujiro S. Hata	61,500	185,262	246,762
A. Bruce Montgomery	99,000	185,262	284,262
Richard J. Ranieri	62,000	185,262	247,262
Dagmar Rosa-Bjorkeson	55,000	185,262	240,262

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the year ended December 31, 2021 computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation. Assumptions used in the calculation of these amounts are included in Note 7 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

The following table sets forth the aggregate number of shares subject to outstanding stock options held by non-employee directors as of December 31, 2021:

		Total Shares
		Subject to Options
Name	2021 Awards	At 12/31/21

Ellen G. Feigal	9,728	51,449
Kevin C. Gorman	9,728	66,412
Kurt A. Gustafson	9,728	81,412
Yujiro S. Hata	9,728	73,912
A. Bruce Montgomery	9,728	81,412
Richard J. Ranieri	9,728	58,912
Dagmar Rosa-Bjorkeson	9,728	39,209

Each of the option grants described above will vest and become exercisable subject to the director's continuous service to us, provided that each option will vest in full upon a change of control (as defined under our 2013 Equity Incentive Plan

(the “2013 plan”)). The term of each option is 10 years. The options were granted under our 2013 plan, the terms of which are described in more detail above under “—Equity Compensation Arrangements—2013 Equity Incentive Plan.”

Corporate Social Responsibility (“CSR”) and Environmental, Social and Governance (“ESG”) Disclosures

We believe it is our responsibility and duty to patients to utilize and expand our protein engineering capabilities and to create a broad portfolio of drug candidates, which we advance, partner or terminate based on the data we generate. Strong governance, acting with integrity and increasing our transparency into social and environmental factors will support our positive impact on society and the value we bring to stakeholders, including our people, partners, patients and stockholders. We publish a report at https://investors.xencor.com/ with further information on our CSR and ESG efforts. Our report on corporate responsibility is not incorporated by reference into this Proxy Statement or our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Response to COVID-19 Pandemic

We have prioritized the safety of our employees, the health of the communities where we live and work, and business continuity for our clinical trials and research. For information on our response to this unprecedented situation, please see below in the 2021 Business Highlights section of our Compensation Discussion & Analysis.

Human Capital Management

Our Board has a key role in the oversight of our culture, holding management accountable for maintaining high ethical standards. The Board believes that human capital management is important to our success. We conduct staff member engagement surveys on a regular basis, and the results of these surveys are discussed with the Board. We also regularly hold townhall-style meetings for all employees, and provide opportunities for our employees to ask questions of our senior management team. We place significant value on fostering and enabling growth for staff, both personally and professionally, and we are committed to providing a safe, healthy, innovative, and diverse work environment for our staff. In October 2021, the Human Capital Management & Compensation Committee reviewed and approved a special incentive program for all non-Executive employees consisting of a one-time Restricted Stock Unit grant with 2-year vesting. The purpose of the program was to promote retention of employees in a challenging and competitive environment and align employees with our strategy and goals and with stockholders.

Transactions With Related Persons

Related-Person Transactions policy and Procedures

In 2013, the Company adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% shareholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders.

In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to:

(a)	the risks, costs and benefits to the Company;
(b)	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
(c)	the terms of the transaction;
(d)	the availability of other sources for comparable services or products; and
(e)	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interest of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Pursuant to SEC rules, a “transaction” with a related person includes any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was or is a participant in which the related person had or will have a direct or indirect material interest where the amount involved exceeds $120,000. Since January 1, 2021, there has not been, nor is there currently proposed, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants in which the amount involved exceeds $120,000 other than compensation arrangements described under the caption “Executive Compensation” and the transaction described below.

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in the Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these indemnification agreements, together with the provisions in the Bylaws, are necessary to attract and retain qualified persons as directors and officers.

INmune Transaction

In June of 2021, the Company entered into an option cancellation transaction with INmune Bio, Inc. (“INmune” and such transaction, the “INmune Transaction”).  Prior to the INmune Transaction, the Company beneficially owned 1,690,000 shares of INmune stock, or approximately 11.3% of INmune’s 14,932,632 shares of outstanding common stock as set forth in INmune’s Form 10-Q for the first quarter ended March 31, 2021, consisting of 1,585,000 shares held by the Company held an option and 108,000 shares issuable to the Company pursuant to the exercise of a stock option (the “INmune Stock Option”) granted as a result of an employee of the Company serving on Inmune’s board of directors.  In addition, the Company held an option to acquire 10% of INmune’s fully diluted stock for an aggregate purchase price of $10,000,000 (the “License Option”).  Pursuant to the INmune Transaction, the Company and INmune agreed to cancel the License Option in exchange for INmune’s payment to the Company of $15,000,000 in cash and INmune’s issuance to the Company of such number of INmune’s stock equal to $3,300,000 divided by the last sale price of the INmune’s stock on the closing date, which resulted in the issuance of 192,533 shares of the INmune’s stock to the Company.  Following the INmune Transaction, the Company beneficially owned 1,882,533 shares of INmune stock and in September of 2021, the Company exercised its option to purchase 108,000 shares of Inmune’s common stock pursuant to the INmune Stock Option at an exercise price of $7.80 per share.  In connection with the INmune Transaction, the Company and INmune agreed to (a) amend the INmune license agreement to change the due diligence milestones and (b) terminate (i) the Company’s Voting Agreement with INmune, which afforded the Company, among other things, representation on Inmune’s board of directors (which the Company relinquished as part of the transaction) and (ii) the Company’s Stock Issuance Agreement with INmune, which provided the Company with, among other things, certain registration rights (which rights were superseded by revised registration rights under the transaction).

Stockholder Communications With The Board Of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Xencor, Inc. at 111 West Lemon Avenue, Monrovia, CA 91016, Attn: Secretary. Each communication must set forth: (a) the name and address of the Company stockholder on whose behalf the communication is sent; and (b) the number of Company shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board or such director. Communications determined by the Company’s Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

Code of Business Conduct and Ethics

The Company has adopted the Xencor, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.xencor.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Executive Officers

The following table sets forth certain information regarding our 2021 named executive officers (each, an “NEO”):

Name	Age	Position

Bassil I. Dahiyat, Ph.D.	51	President, Chief Executive Officer and Director
John J. Kuch	62	Senior Vice President, Chief Financial Officer
John R. Desjarlais, Ph.D.	57	Senior Vice President, Research and Chief Scientific Officer
Allen S. Yang, M.D., Ph.D.	54	Senior Vice President, Chief Medical Officer
Celia E. Eckert	50	Senior Vice President, General Counsel and Corporate Secretary

Dr. Dahiyat’s biographical information is set forth above under Proposal 1.

John J. Kuch has served as our Senior Vice President and Chief Financial Officer since May 2018 and served as our Vice President, Finance from October 2010 to May 2018. Mr. Kuch joined the Company in October 2000, serving as our Senior Director of Finance. Mr. Kuch oversees all SEC and financial reporting, budgeting, cash-flow management, investments, information technology, investor relations, capital financing and facility issues for the Company. Mr. Kuch has had primary responsibility for the Company’s initial public offering and its subsequent follow-on financing transactions. Prior to joining us, he worked for over 15 years in public accounting. From August 1997 through December 1998, he served as a Director at PricewaterhouseCoopers LLP. Mr. Kuch is a certified public accountant and received a B.S. and a M.S. in accounting from the University of Illinois.

John R. Desjarlais, Ph.D. has served as our Senior Vice President, Research since March 2016 and as our Chief Scientific Officer since July 2014. Dr. Desjarlais previously served as our Vice President, Research from October 2006 to July 2014. He joined the Company in July 2001, initially serving as our Director of Protein Engineering. Dr. Desjarlais oversees all aspects of discovery and research for the Company, including technology development, protein and antibody engineering and generation of product candidates. Prior to joining us, Dr. Desjarlais was an Assistant Professor of Chemistry at Penn State University from 1997 to 2001. Dr. Desjarlais received a B.S. in physics from the University of Massachusetts and holds a Ph.D. in biophysics from Johns Hopkins University. He then conducted postdoctoral research at the University of California, Berkeley. Dr. Desjarlais has driven the Company's technology development and engineering efforts for over 10 years and participated in the development of the Company's business and intellectual property strategies.

Allen S. Yang, M.D., Ph.D. has served our Senior Vice President and Chief Medical Officer since December 2019. Dr. Yang oversees all aspects of clinical development for the Company, including clinical operations, biometrics, pharmacovigilance, and medical writing. From January 2019 to December 2019, he served as senior vice president, head of clinical development and acting chief medical officer at Jazz Pharmaceuticals plc (“Jazz”). Prior to joining Jazz in April 2016, Dr. Yang led clinical development and clinical operations groups at Spectrum Pharmaceuticals, Inc. where he was vice president of clinical research from 2014 to March 2016. From 2009 to 2014, he held several roles of increasing responsibility at Amgen, including those of global development leader for an oncology therapeutic and clinical research medical director for the first approved bispecific antibody. Before transitioning to the biopharmaceutical industry, from 2004 to 2009, Dr. Yang practiced medicine as an academic oncologist at the University of Southern California, where he led a translational cancer research laboratory. Dr. Yang received a B.A. in molecular biology from the University of California, Berkeley, and a Ph.D. in biochemistry and an M.D. from the University of Southern California. He completed his medical oncology fellowship at the MD Anderson Cancer Center.

Celia E. Eckert has served as our Senior Vice President, General Counsel and Corporate Secretary since April 2022 and as our Vice President, General Counsel and Corporate Secretary since September 2019. Ms. Eckert oversees all legal and compliance matters for the Company, including transactions, corporate governance and intellectual property. From October 2016 to August 2019, she held roles at Synthetic Genomics, Inc., including vice president, corporate legal, where she was responsible for licensing and financial transactions, managed litigation and supported corporate legal matters. Prior to Synthetic Genomics, Inc., Ms. Eckert served as associate general counsel at Sequenom, Inc. from 2014 to October 2016 and as senior director, legal affairs at Prometheus Laboratories, Inc. (“Prometheus”), from 2007 to 2014. At Prometheus, she structured transactions, managed substantial patent litigation and supported the growth of the company’s commercial organization. Earlier in her career, she was an associate at Pillsbury Winthrop Shaw Pittman LLP and at Jones Day. Ms. Eckert received a B.A. in political science from the University of California, Los Angeles and a J.D. from the University of California, Hastings School of Law.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following Compensation Discussion and Analysis provides information about our 2021 NEOs: the individuals who served as our principal executive officer, principal financial officer and three other most highly compensated executive officers serving as of December 31, 2021. Our NEOs for fiscal 2021 are:

Named Executive Officer	Position(s)

Bassil I. Dahiyat, Ph.D.	President, Chief Executive Officer and Director
John J. Kuch	Senior Vice President and Chief Financial Officer
John R. Desjarlais, Ph.D.	Senior Vice President, Research and Chief Scientific Officer
Allen S. Yang, M.D., Ph.D.	Senior Vice President and Chief Medical Officer
Celia E. Eckert	Senior Vice President, General Counsel and Corporate Secretary

2021 Business Highlights

Response to the COVID-19 Pandemic

In response to the pandemic, many regulatory authorities have instituted quarantines, restrictions, rules and guidelines that affect our business operations. We continue to closely monitor the COVID-19 pandemic and evaluate its impact on all aspects of our business, including how it will affect our employees, collaborations, supply chains and research and development operations.

Ensuring the health and safety of our employees is critically important to us. This past year, we continued practices that provide for the health, safety and welfare of our employees as well as their continued professional development and training. In 2021, we implemented the following practices:

●	Provided a remote or hybrid work option for all non-laboratory staff and provided technical support and training to enable employees to continue to perform their responsibilities while working remotely;
●	Conducted safety procedures for onsite laboratory staff, including mandatory weekly onsite SARS-CoV-2 virus testing for these employees and their household members, work space separation, and tailored health and safety protocols; and
●	Reimbursed 100% of medical insurance premiums for all onsite employees and provided fully paid time-off for time taken in connection with any COVID-19 virus exposure including additional testing, receiving COVID-19 vaccinations and for the care of family members.

The pandemic did not materially affect the execution of our clinical programs in 2021; however, some of our clinical studies temporarily experienced slower patient enrollment, and the initiations of new studies for certain programs were delayed. These delays did not broadly affect the status of our portfolio programs and were limited to specific studies and specific sites.

Also, the pandemic did not adversely affect our ability to generate revenues from our partnerships and collaborations in 2021.

Key Accomplishments and Highlights in 2021

In 2021, we presented clinical data from multiple Phase 1 studies and entered into new collaborations, which have guided our plans to advance several XmAb® bispecific antibodies and engineered cytokines with additional clinical studies.

●	We presented updated data from the Phase 1 study of vudalimab (PD-1 x CTLA-4) at the 2021 Annual Meeting of the Society for Immunotherapy of Cancer (SITC). Vudalimab was generally well-tolerated in heavily pretreated patients and demonstrated encouraging clinical activity. We initiated a Phase 2 study of vudalimab in patients with certain molecular subtypes of castration-resistant prostate cancer (CRPC), as a monotherapy, or in combination depending on the molecular subtype, as these patients represent a high unmet medical need. We are initiating a second Phase 2 study for patients with advanced gynecologic and genitourinary malignancies.
●	We entered a global collaboration and license agreement with Janssen Biotech, Inc. (Janssen), to advance plamotamab (CD20 x CD3) and XmAb CD28 bispecific antibody combinations for the treatment of patients with B-cell malignancies, which expands our strategy to develop multiple highly active chemotherapy-free regimens across B-cell cancers. Janssen received worldwide exclusive development and commercial rights, and we will collaborate with Janssen on further clinical development of plamotamab, with us paying 20% of costs. Under the collaboration, we will develop B-cell targeted CD28 bispecific antibodies to selectively enhance T-cell cytotoxic activity in combination with plamotamab. In 2022, we plan to initiate a potentially registration-enabling Phase 2 study to evaluate the chemotherapy-free triple combination of plamotamab, tafasitamab and lenalidomide in patients with aggressive non-Hodgkin’s lymphoma. Plamotamab and tafasitamab combine powerful and distinct immune pathways, and the study is designed to generate new clinical insights and accelerate development timelines for the program.
●	We announced encouraging early preliminary data from an ongoing Phase 1 study of XmAb306 (IL15/IL15Rα-Fc) in patients with advanced solid tumors, while further dose escalation in monotherapy and atezolizumab (anti-PD-L1) combination arms continues in the Genentech-sponsored study. Additional studies of XmAb306 in combination with other agents, such as NK- or T-cell recruiting therapies, are being planned.
●	We initiated a clinical study of tidutamab (SSTR2 x CD3) in patients with Merkel cell carcinoma and small cell lung cancer, which are SSTR2-expressing tumor types known to be responsive to immunotherapy.
●	We initiated a Phase 1 single-ascending dose study of XmAb564 (IL2-Fc) in healthy adult volunteers. In 2022, we plan to present tolerability, durability and biomarker data from the study, and we plan to initiate a multiple-ascending dose study in patients with autoimmune diseases.
●	We terminated development of the Phase 1 program vibecotamab (CD123 x CD3) due to a challenging clinical profile and a changing treatment landscape in acute myeloid leukemia.

We continue to monetize, expand and realize the value of our XmAb technology platforms and drug candidates through additional partnerships and collaborations. In 2021, we received $204.9 million through partnerships and collaborations.

●	We earned $80.3 million in royalty revenue from net sales of three medicines that have been developed with XmAb Fc domains: sotrovimab, Ultomiris® and Monjuvi®.
●	We entered into an agreement with Zenas BioPharma (Cayman) Limited, to which we licensed exclusive worldwide rights to development and commercialize obexelimab.
●	We entered into multiple technology license agreements for access to our XmAb technologies, including an agreement with Bristol-Myers Squibb Company (BMS) under which BMS has access to Xtend™ Fc technology to extend the half-life of a novel antibody combination therapy that is intended to neutralize the SARS-CoV-2 virus for the treatment or prevention of COVID-19.

In 2021, we strengthened the Company’s balance sheet and stayed on budget, completing the year with $664.1 million in cash, cash equivalents, marketable debt securities and receivables, which we anticipate will provide runway to fund operations through the end of 2025.

Stock Performance

Our corporate goal is to develop novel drug candidates that have a positive impact on patient outcomes. We believe that advancing toward this goal will create long-term value for our stockholders. Our 2021 business highlights reflect the continued progress toward this goal with our overall stock performance since our Initial Public Offering in December 2013 reflecting appreciation from $5.50 per share to $40.12 per share as of December 31, 2021. For more information, see Part II, Item 5, “Performance Graph” in our Form 10-K for the year ended December 31, 2021, as filed with the SEC on February 24, 2022.

Executive Summary

Highlights of our executive compensation program include the following:

●	We tie pay to performance. We structure a significant portion of our NEOs’ compensation to be variable, at risk and tied directly to our measurable performance. For 2021, 89% of our Chief Executive Officer’s target total compensation, and an average of 81% of our other NEOs’ target total compensation, was variable and at risk, consisting of the target annual performance bonus and long term equity incentives.
●	Our executive bonuses are dependent on meeting corporate objectives. Our annual performance-based bonus opportunities for all of our NEOs are dependent on our achievement of annual corporate objectives established each year and, in the case of our NEOs other than our Chief Executive Officer, the individual officer’s contributions towards such corporate objectives. In 2021, as described below, we achieved our annual corporate objectives and the Human Capital Management & Compensation Committee approved a corporate goal achievement level of 120%. Each of our NEOs received a performance bonus payout based on such achievement.
●	We emphasize long-term equity incentives. Equity awards are an integral part of our executive compensation program, and comprise the primary “at-risk” portion of our NEO compensation package. We grant equity awards in the form of stock options and restricted stock units (“RSUs”), which we consider performance-based because their value is tied to the market price of our stock and vesting depends on the executive officer’s continued employment. In 2021, equity incentive awards granted to all of our NEOs were based on a competitive market value. 75% of the value was distributed as stock options and 25% as RSUs. We weigh the mix more heavily with stock options because for executives to receive value from these grants, the price of the stock must increase above the price at date of grant and remain above the grant price as the stock options vest, which focuses executives on long-term shareholder value creation. These awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ.
●	Our Human Capital Management & Compensation Committee (“HCMCC”) has retained an independent third-party compensation consultant for guidance in making compensation decisions. The compensation consultant advises the HCMCC on market practices, including identifying a peer group of companies and their compensation practices, so that our HCMCC can regularly assess the Company's individual and total compensation programs against these peer companies, the general marketplace and other industry data points. Xencor continued to engage Mercer LLC, a Marsh & McLennan Agency LLC company (“Mercer”) through May 2021 and then retained the services of Aon’s Human Capital Solutions practice, a division of Aon as its independent compensation consultant from June 2021 onward. Mercer had advised the HCMCC on compensation practices and decisions throughout 2021 other than the recommendation of a new peer group of companies for use in 2022, which was approved in July 2021, and an assessment of our executive compensation to inform the HCMCC’s recommendation to the Board regarding executive compensation for 2022, each of which was advised by Aon.

Additional important executive pay practices are in the table below:

What we do	What we don’t do

✓  Tie a significant portion of executive pay to Company performance through our annual and long-term incentive compensation

✓  Balance among short- and long-term incentives, cash and equity and fixed and variable pay

✓  Compare executive compensation and Company performance to relevant peer group companies

✓  Retain an independent third-party compensation consultant for guidance in making compensation decisions

✓  Give stockholders an advisory vote on executive compensation each year

✓  Assess the risk associated with our compensation policies and practices annually to ensure they are not reasonably likely to have a material adverse effect on the Company

✗   No single-trigger change-in-control cash repayments; no change in control excise tax gross ups

✗   No hedging or pledging by employees or directors of Company stock

✗   No repricing of underwater stock options

✗   No aspect of the pay policies or practices pose material adverse risk to the Company

✗   No executive excessive perquisites, such as car allowances or personal security

Overview of our Executive Compensation Program

Objectives and Philosophy

Our compensation program aims to achieve the following main objectives:

●	attract, retain and reward highly qualified executives;
●	provide incentives that motivate and reward executives for achievement of our key performance goals that increase stockholder value over the long term;
●	align our executives’ interests with the Company’s strategy and the interests of our stockholders;
●	link pay to Company performance; and
●	offer pay packages that remain competitive within the biopharmaceutical market in which we compete to recruit and retain top talent, while maintaining a reasonable cost and dilution to our stockholders.

Elements of Executive Compensation

Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based bonuses and long-term incentive compensation. We also provide our executive officers with severance and change-in-control benefits, as well as other benefits available to all our employees, including participation in the Company’s Employee Stock Purchase Plan (“ESPP”), retirement benefits under the Company’s 401(k) plan and participation in employee benefit plans. The following chart summarizes the three main elements of compensation, their objectives and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.

●   Reviewed annually at the beginning of the year or at the time of a new hire

●   Determined based on a number of factors (including individual performance, internal equity, retention, and the overall performance of our Company) and by reference to market data provided by our independent compensation consultant

Performance Bonus (at-risk cash)	Motivates and rewards attainment of key annual corporate performance goals and individual contributions that relate to our key business objectives.

●   Target amounts calculated as a percentage of base salary

●   Reviewed and determined annually at the beginning of the year or at the time of a new hire

●   Determined based on positions that have similar impact on the organization and competitive bonus opportunities in our market

●   Opportunities depend on achieving specific corporate performance objectives consistent with our long-term strategic plan and (except with respect to our CEO) individual performance objectives that relate to the officer’s role and expected contribution toward reaching our corporate goals

●   Actual amounts earned are determined after the end of the year, taking into account corporate and, where applicable, individual performance objectives

Long-Term Incentive (at-risk equity)

Motivates and rewards long-term Company and individual performance; aligns executives’ interests with stockholder interests and changes in stockholder value.

Attracts highly qualified executives and encourages their continued employment over the long term.

●   Reviewed annually

●   May be granted at the beginning of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement

●   Amount of individual awards is based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by our independent compensation consultant

●   Equity grants provided primarily in the form of stock options and RSUs that typically vest over four and three years, respectively

We focus on providing a competitive compensation package to our executive officers, which provides significant short- and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short- and long-term incentives to maximize stockholder value.

We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short- and long-term compensation or among cash and non-cash compensation. Instead, the HCMCC and the Board exercise judgment to establish a total compensation program for each NEO that is a mix of current, short- and long-term incentive compensation, and cash and non-cash compensation, that the HCMCC and Board believe is appropriate to achieve the goals of our executive compensation program and our corporate objectives. Historically we have structured a significant portion of the NEO target total compensation so that it is comprised of performance-based bonus opportunities and long-term equity awards, to align the executive officers’ incentives with our corporate goals and the interests of our stockholders.

In making executive compensation decisions, the HCMCC generally considers each executive officer’s total direct compensation, which consists of base salary and target bonus opportunity, which together with base salary we refer to as target total cash compensations, and long-term equity awards (which are valued based on an approximation of grant date fair value).

Say on Pay

At the 2021 annual stockholder meeting, approximately 97% of the votes cast approved our advisory vote on executive compensation (“say on pay”). The Company considered this result and other feedback from stockholders and, given the significant level of stockholder support, concluded that our compensation program continues to provide a competitive pay-for-performance package that effectively incentivizes our NEOs and encourages long-term retention. Accordingly, the HCMCC determined not to make significant changes to our executive compensation policies or decisions as a result of the vote. We will continue to consider the outcome of our say on pay votes and our stockholders’ views when making future compensation decisions for NEOs.

Maintaining interactive relationships with our stockholders is important to us, and we conduct ongoing, proactive outreach. Our CEO, other members of our executive team and investor relations personnel actively engage with investors, prospective investors and investment analysts to remain well-informed regarding their perspectives and concerns and to help increase their understanding of our business and strategy.

How We Determine Executive Compensation

Use of Competitive Market Compensation Data

The HCMCC believes that it is important when making compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the HCMCC directed Mercer to develop a proposed list of our peer group companies to be used in connection with assessing the compensation practices of the publicly traded companies with whom we compete.

To make 2021 pay decisions, Mercer proposed, and the HCMCC approved, a group of companies that would be appropriate peers based on our Company’s industry focus, stage of clinical development and size (based on employee headcount, revenues and market capitalization). Specifically, based on input from the HCMCC, Mercer compiled a list of biotechnology companies with an emphasis on similarly sized companies engaged in research and development of clinical stage drug programs. The peer data is referred to in this Proxy Statement as market data. Mercer reviewed those components of the market data that were most closely comparable to each of our executive officers’ position. The following companies were approved as our peers for use in 2021 compensation decisions:

Acceleron Pharma Inc.	CytomX Therapeutics, Inc.
Akcea Therapeutics, Inc.	Epizyme, Inc.
AnaptysBio, Inc.	MacroGenics, Inc.
Arcus Biosciences, Inc.	Mirati Therapeutics, Inc.
argenx SE	Sangamo Therapeutics, Inc.
Blueprint Medicines Corporation	Ultragenyx Pharmaceutical Inc.
Coherus BioSciences, Inc.	Zogenix, Inc.

At the time of approval of these peer companies, the Company fell in the 61st percentile of the peer group in terms of market capitalization, the 44th percentile of the peer group in terms of revenues and the 35th percentile of the peer group in terms of total employee headcount, as set forth in the following table:

		Market	Number of
	Revenue	Capitalization	Employees
	(in millions)	(in millions)	(#)

75th Percentile	$ 123	$ 5,173	362
Median	$ 77	$ 1,543	220
25th Percentile	$ 15	$ 1,311	141
Xencor	$ 71	$ 1,915	166
Percentile Rank	44%	61%	35%

Market data is only one of the factors that the HCMCC and Board consider in making compensation decisions. The HCMCC and Board consider other factors as described below under “Factors Used in Determining Executive Compensation.”

Factors Used in Determining Executive Compensation

Our HCMCC and Board set the compensation of our executive officers at levels they determine to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the HCMCC and the Board believe that executive pay decisions require consideration of a multitude of relevant factors that may vary from year to year. In making executive compensation decisions, the HCMCC and Board generally take into consideration the factors listed below.

●	Company performance and existing business needs;
●	each NEO’s individual performance, scope of job function and the critical skill set of the NEO to our future performance;
●	internal pay equity among NEOs and positions;
●	the need to attract new talent to our executive team and retain existing talent in a highly competitive industry;
●	a range of market data reference points including review of compensation practices of companies within our peer group, as described above under “Use of Competitive Market Compensation Data;”
●	the total compensation cost and stockholder dilution from executive compensation actions;
●	trends and compensation paid to similarly situated officers within our market;
●	independent compensation consultant’s recommendations on compensation policy determinations for the executive officer group;
●	a review of an NEO’s total targeted and historical compensation and equity ownership; and
●	our Chief Executive Officer’s recommendations, based on his direct knowledge of the performance by each NEO.

2021 Executive Compensation Program

Mix of Elements of Compensation

The three principal components of our executive compensation program for our named executive officers in 2021 were base salary, annual performance bonuses and long-term incentive equity compensation. We structured a significant portion of our named executive officers’ 2021 compensation to be variable, at risk and tied directly to our measurable performance in the form of performance-based bonuses and equity incentive awards comprised of 75% stock options and 25% RSUs. For 2021, 89% of our Chief Executive Officer’s target total compensation and an average of 81% of our other NEOs total compensation were linked to performance, consisting of the target annual performance bonus and equity incentives awarded, as reported in the “Summary Compensation Table”.

Base Salary

The HCMCC’s philosophy is to provide base salaries at a competitive level sufficient to recruit and retain individuals possessing the requisite skill and capabilities necessary to achieve the Company’s long-term goals. The HCMCC provides an annual salary to each NEO that reflects that individual’s level of responsibility, expertise, experience and knowledge. When determining base salaries, the HCMCC considers the input of its independent compensation consultant, peer group data described above, each NEO’s performance against the individual’s 2020 performance goals and their role in achievement of Company goals. The HCMCC and the Board approved increases to most of the NEOs’ base salaries for 2021 in amounts ranging from 3% to 6% based on such assessment.

The NEOs’ 2021 base salaries, which were effective January 1, 2021, and their base salaries in effect as of the end of 2020, as applicable, were as follows:

	Base Salary
Executive	2021	2020	% Change

Bassil I. Dahiyat, Ph.D.	$625,000	$600,000	4%
John J. Kuch	$415,000	$400,000	4%
John R. Desjarlais Ph.D.	$465,000	$437,000	6%
Allen S. Yang, M.D., Ph.D.	$480,000	$465,000	3%
Celia E. Eckert	$400,000	$386,000	4%

Annual Performance Bonus

Under the 2021 annual performance bonus program, each NEO was eligible to be considered for a performance bonus based on (1) the individual's target bonus, as a percentage of base salary and (2) the percentage attainment of the 2021 corporate goals established by the Board, after recommendation by the HCMCC. The actual performance-based bonus paid, if any, is calculated by multiplying the executive’s base salary by the target bonus percentage, and then by the percentage attainment of the corporate goals or percentage attainment of the individual goals, as applicable, as determined by the HCMCC.

Target Bonuses

Each NEO’s target bonus is set as a percentage of the NEO’s earned base salary, with the percentage being evaluated in the context of market data. For 2021, the Board determined that Dr. Dahiyat’s bonus target would increase by 5% from 55% to 60% and the bonus targets for Mr. Kuch, Dr. Desjarlais, and Dr. Yang would increase by 5% from 40% to 45%. There was no change to Ms. Eckert’s bonus target, which is 40%.

The HCMCC believes that the executive officers should have a target bonus that is based on the achievement of the Company’s goals and their own accomplishments. The HCMCC approved a total bonus pool for 2021 that was based on the achievement of corporate performance goals, set forth in the table below.

At the end of 2021, Dr. Dahiyat assessed the performance of each executive officer, other than himself, and presented his recommendations on the executive officer’s individual performance to the HCMCC in the first quarter of 2022 for approval. In determining individual bonus payments from the bonus pool, the HCMCC assessed each executive officer’s performance. The HCMCC evaluates the accomplishments and contributions of each NEO and retains discretion to make adjustments up or down to the calculated bonuses, considering factors such as unexpected or unplanned events, the overall financial condition of the Company, extraordinary individual performance and other aspects of leadership, talent development and efforts to foster a corporate culture of inclusion and diversity.

Executive	Annual Performance Bonus Awards

Bassil I. Dahiyat, Ph.D.	60%
John J. Kuch	45%
John R. Desjarlais Ph.D.	45%
Allen S. Yang, M.D., Ph.D.	45%
Celia E. Eckert	40%

Performance Goals

In early 2021, our Board, upon recommendation by the HCMCC with input and recommendations from management, reviewed and approved the 2021 corporate goals. At the end of the year, the HCMCC subsequently evaluated the Company’s performance against those goals. In setting the 2021 goals, the Board sought to create targets for management that the HCMCC believed balanced the Company’s short- and long-term plans and best aligned the goals with the interests of stockholders.

The 2021 goals were divided into four categories that the board believed advanced the Company’s overall corporate strategy:

2021 Corporate Performance Goals

Clinical and development goals:

●   Advance mid-stage clinical portfolio and define development plans to meet greatest unmet needs of patients

●   Advance early-stage clinical portfolio toward proof-of-concept (go/no-go) decisions

Research and early-stage development goals: ● Extend XmAb platform to enhance technological competitive advantage
Operational goals: ● Accelerate leadership development at all staff levels ● Use new communication tools to enhance scientific and operational performance
Financial goals: ● Maintain strong cash position and stay on budget

Performance Achievement

This overall determination was based on the following specific achievements with regard to our corporate performance goals:

a.	Clinical and development goals: Initiated mid-stage clinical study of vudalimab in metastatic castration-resistant prostate cancer; entered license agreement with Janssen Biotech, Inc., for worldwide co-development and commercialization of plamotamab; initiated study of tidutamab in Merkel cell carcinoma and small cell lung cancer; terminated vibecotamab development.
b.	Research and early-stage development goals: Submitted investigational new drug (“IND”) application for XmAb819, a ENPP3 x CD3 XmAb 2+1 bispecific antibody for patients with renal cell carcinoma; advanced XmAb808 (B7-H3 x CD28) and XmAb662 (IL12-Fc) toward IND submissions in 2022; accelerated CD28 platform growth through collaborations with Janssen; identification of lead candidates for additional early-stage programs.
c.	Operational goals: Enhanced professional development programs, as well as executive and cross-functional communication channels, and simplified oversight of research and development by Board of Directors and management.
d.	Financial goals: Built upon a strong cash position and stayed on budget, completing 2021 with $664.1 million in cash, cash equivalents, marketable debt securities and receivables, and earning $80.3 million in royalty revenue from net sales of medicines commercialized by partners.

At the end of 2021, the HCMCC considered business results, management’s implementation of new programs to strengthen the workforce and exceptional R&D decision making to exercise discretion to fund the bonus pool at 120% of target.

The Chief Executive Officer evaluated the performance of each NEO, except himself. The HCMCC evaluated the performance of the Chief Executive Officer and assigned a bonus for him. For 2021, each NEO’s target bonus, total performance achievement for those targets consistent with company performance and the resulting bonus amount paid in early 2022 were as follows:

	Performance	Target	Bonus
Executive	Achievement for 2021 (%)	Bonus Amount ($)	Amount Paid ($)

Bassil I. Dahiyat, Ph.D (1)	120%	$375,000	$450,000
John J. Kuch (2)	120%	186,750	224,100
John R. Desjarlais, Ph.D. (3)	120%	209,250	251,100
Allen S. Yang, M.D., Ph.D. (4)	120%	216,000	259,200
Celia E. Eckert (5)	120%	160,000	192,000

Equity Awards

Our executive officers are eligible to receive equity compensation in the form of stock options and RSUs. In early 2021, the Board and HCMCC awarded to the NEOs stock options, vesting over a four-year period and RSUs, vesting over a three-year period, subject to the executive’s continued service with us. The Board and HCMCC believe that stock options and RSUs are a key tool in serving to align the interests of our executive officers and our stockholders. Stock options and RSUs are inherently performance based, and automatically link executive pay to stockholder return, as the value realized is dependent upon, and directly proportionate to, appreciation in stock price. Equity awards are 75% stock options and 25% RSUs. Stock options do not have downside protection, and the awards will not provide value to the holder when the stock price is below the grant price. RSUs provide the executive with a value equal to the portion of RSU that vests annually. This provides incentive for the executive to continue to create shareholder value over time and with the downside protection that the RSU will retain some value, it also provides an incentive for executives to continue providing services to the Company through the vesting periods.

In February 2021, the Board, upon recommendation by the HCMCC, approved the following stock option and RSU values for our NEOs. The calculation for determining the number of share issuances is determined by the Company using a methodology under the Company’s internal equity grant guidelines. Each stock option vests as to 25% of the total number of option shares granted on the first anniversary of the date of grant and thereafter in equal monthly installments for 36 months. Each RSU vests as to one third of the total number of shares granted on the first, second and third anniversaries of the date of grant. The vesting of stock options and RSUs is subject to the officer’s continued services to our Company. Vesting of awards may accelerate under certain termination and change in control events as described below under “Overview of Employment and Change in Control Agreements—Severance and Change in Control Benefits”.

	Stock Option	Stock Option	RSU	RSU
Executive	Grant (# shares)	Grant ($)	Grant (# shares)	Grant ($)

Bassil I. Dahiyat, Ph.D.	131,993	3,562,500	21,999	1,187,500
John J. Kuch	36,124	975,000	6,021	325,000
John R. Desjarlais, Ph.D.	62,523	1,687,500	10,421	562,500
Allen S. Yang, M.D., Ph.D.	55,576	1,500,000	9,263	500,000
Celia E. Eckert	36,124	975,000	6,021	325,000

The annual stock option grants and RSUs to our NEOs are evaluated by the HCMCC and approved by the Board in the context of each NEO’s total compensation and take into account the market data provided by Mercer in addition to the individual officer’s responsibilities, criticality, performance and total equity ownership. The HCMCC and Board also take into account the recommendations of the Chief Executive Officer with regards to appropriate grants and any particular individual circumstances.

In determining the annual grants for our NEOs, the HCMCC considered that such awards were closely aligned with the long-term efforts of the senior management team to increase stockholder value. The HCMCC determined the size of the grants based on its subjective assessment of the appropriate incentives necessary for our NEOs, considering the market data provided as well as the proposed annual grant and total options held by each named officer, as a percentage of total ownership in our Company, the fair value of each officer’s proposed grant in connection with his or her overall total target compensation (total target cash compensation plus long-term incentive compensation), and each officer’s individual role and performance.

Other Benefits

Our NEOs are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We provide a 401(k) plan with a matching feature to our employees, including our NEOs. We do not provide perquisites or personal benefits to our NEOs that are not available to all of our other employees. We also pay the premiums for term life insurance and disability insurance for all of our employees, including our NEOs.

Tax and Accounting Implications

Under Financial Accounting Standards Board ASC Topic 718, or ASC 718, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, limits companies (including the Company) to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a calendar year. The HCMCC intends to continue to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the HCMCC intends to continue to provide future compensation in a manner consistent with the best interests of the Company and its stockholders. The HCMCC also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Compensation Risk Assessment

The HCMCC has reviewed the Company’s compensation policies and practices, in consultation with assistance of its independent compensation consultant, to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing the Company’s compensation philosophy, terms and practices, including the mix of fixed and variable, short- and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the HCMCC determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The HCMCC believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of salary and annual bonus, if any, which is based on a variety of performance factors), and long-term compensation prevents undue focus on short-term results and helps align the interests of the Company’s executive officers with the interests of our stockholders. In addition, the Company’s insider trading policy and prohibition against hedging and pledging in Company stock protects against short-term decision making.

Clawbacks

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we intend to implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy to the extent that the requirements of such clawbacks are finalized by the SEC.

Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits all employees and directors from pledging or engaging in hedging or similar transactions in our stock, such as prepaid variable forwards, equity swaps, collars, puts, calls and short sales.

Employment, Severance and Change in Control Agreements

The Company has offer letters or employment agreements with certain NEOs, including Dr. Dahiyat, Dr. Yang and Ms. Eckert, that provide for the basic terms of their employment, including base salary, performance bonus opportunity and equity grants, as well as certain severance and change in control benefits. All of the NEOs are “at-will” employees.

We have severance agreements with Dr. Dahiyat, Dr. Desjarlais and Mr. Kuch that provide for severance benefits (cash payments, payments for COBRA premiums and equity acceleration) upon a termination without cause or, for a resignation for good reason, either alone or within one month prior to or 12 months following a change in control transaction. We do not provide any tax gross ups in connection with severance or a change in control transaction. Our HCMCC reviewed, and our Board approved, the NEO severance benefits, after a review of market data provided by our compensation consultant, to ensure that the benefits remain appropriately structured and at reasonable levels. All change in control payments are structured to be on a “double-trigger” basis, requiring an involuntary termination in connection with the change in control transaction. The Board and HCMCC believes that these severance protection benefits are necessary to provide stability among our executive officers, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty. See “Overview of Employment and Change in Control Agreements” below for more information regarding the agreements with have with each of our NEOs.

Compensation Governance

Role of our HCMCC, Management and the Board

The HCMCC is appointed by the Board to assist the Board with its responsibilities related to the Company’s culture, talent development, succession planning, compensation policies, plans and programs, to review and determine, as appropriate, the compensation to be paid to the Company’s executive officers and directors and to review, discuss with management and approve the Company’s disclosures contained in the Compensation Discussion & Analysis for use in our Annual Report on Form 10-K, registration statements, proxy statements or information statements. The HCMCC is also responsible for preparing and reviewing its report on executive compensation included in this Proxy Statement. For details on the HCMCC’s oversight of the executive compensation program, see the section titled “Information Regarding Committees of the Board of Directors—Board Committees—Human Capital Management & Compensation Committee” beginning on page 20 of this Proxy Statement. Our HCMCC consists solely of independent members of the Board.

The HCMCC reviews and makes recommendations to the Board with respect to all compensation paid to our executive officers, including our NEOs. The Chief Executive Officer evaluates and provides to the HCMCC performance assessments and compensation recommendations. In making his recommendations, the Chief Executive Officer reviews various third-party compensation surveys and compensation data provided by the independent compensation consultant to the HCMCC, as described below. While the Chief Executive Officer discusses his recommendations with the HCMCC and the Board, he does not participate in the deliberations concerning, or the determination of, his own compensation. The Board discusses and makes final determinations with respect to executive compensation matters without the Chief Executive Officer present during discussions of the Chief Executive Officer’s compensation. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the HCMCC or the Board to make presentations, provide financial or other background information or advice or otherwise participate in the HCMCC or Board meetings. The HCMCC meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines, subject to final Board approval, the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers on an annual basis, typically at the beginning of each fiscal year; however, decisions may occur during the year for new hires, promotions or other special circumstances as our HCMCC determines appropriate. Neither the Board nor the HCMCC delegates authority to approve executive officer compensation. The HCMCC does not maintain a formal policy for recommending to the Board the timing of equity awards to our executive officers; awards are generally approved at a meeting of the HCMCC and the Board in the first quarter of each year. Under our equity incentive plans, the exercise price of a stock option cannot be less than the 100% of the fair market value of the Company’s common stock at the time of grant.

Role of Compensation Consultant

The HCMCC has the authority to retain independent compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The HCMCC retained as its compensation consultant Mercer (US), LLC, a Marsh & McLennan company, to develop a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices and considering different compensation programs to aid making executive pay decisions for 2021. The HCMCC discontinued the engagement with Mercer in May 2021 and retained the services of Aon as its independent compensation consultant from June 2021 onward.

The HCMCC has analyzed the work of our compensation consultants and determined that there is no conflict of interest from retaining Mercer and Aon. In reaching these conclusions, the HCMCC considered the factors set forth in the SEC rules and NASDAQ listing standards.

In May 2021, the HCMCC engaged a new independent compensation consultant, Aon’s Human Capital Solutions practice, a division of Aon. Aon reported directly to the HCMCC, and the HCMCC had the sole authority to retain, terminate and obtain the advice of Aon at the Company’s expense. The HCMCC assessed the independence of Aon pursuant to SEC and Nasdaq rules and concluded that there were no conflicts of interest and that Aon was independent.

Report of the HCMCC of the Board of Directors*

The HCMCC has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the HCMCC has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Mr. Richard J. Ranieri, Committee Chair
Dr. A. Bruce Montgomery
Dr. Kevin C. Gorman

*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table shows the total compensation earned by the NEOs in 2021, 2020 and 2019, as applicable.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
			Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)	($)(4)	Total ($)

Bassil I. Dahiyat, Ph.D.	2021	625,000	945,957	3,340,406	450,000	8,932	5,370,295
President, Chief Executive	2020	600,000	761,969	2,747,024	363,000	8,932	4,480,925
Officer and Director	2019	566,500	—	2,845,082	312,000	7,932	3,731,514

John J. Kuch	2021	415,000	258,903	839,034	224,100	8,932	1,745,969
Chief Financial Officer	2020	400,000	218,762	700,447	176,000	8,932	1,504,141
	2019	383,574	—	1,034,575	154,000	7,932	1,580,081

John R. Desjarlais, Ph.D.	2021	465,000	448,103	1,452,190	251,100	8,932	2,625,325
Chief Scientific Officer	2020	437,000	293,264	939,711	192,000	8,932	1,870,907
	2019	424,360	—	1,293,219	167,000	7,932	1,892,511

Allen S. Yang (5)	2021	480,000	398,309	1,290,835	259,200	8,932	2,437,276
Chief Medical Officer	2020	465,000	—	—	205,000	8,932	678,932
	2019	19,375	1,199,440	1,333,275	—	180,000	2,732,090

Celia E. Eckert (6)	2021	400,000	258,903	839,034	192,000	8,932	1,698,869
General Counsel	2020	386,000	101,585	325,289	170,000	16,857	999,731
	2019	123,438	—	1,839,090	49,300	11,460	2,023,288

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock awards granted during the respective year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note 7 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts do not reflect the actual economic value that will be realized by the NEO upon the vesting of the RSUs or the sale of the common stock received.
(2)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the respective year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note 7 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts do not reflect the actual economic value that will be realized by the NEO upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(3)	Amounts in this column represent annual performance-based bonuses earned for the respective fiscal year. Each of the 2021, 2020 and 2019 performance-based bonuses shown above was paid in cash to each executive in the first quarter of 2022, 2021 and 2020, respectively. For more information, see above under “Compensation Discussion and Analysis—2021 Executive Compensation Program—Annual Performance Bonus.”
(4)	Amounts in this column represent term life and disability insurance premiums paid by us on behalf of the NEOs as well as matching of contributions made under 401(k) plan. All of these benefits are provided to the NEOs on the same terms as provided to all of our regular full-time employees. For more information regarding these benefits, see below under “Description of Compensation Arrangements—Other Benefits.”
(5)	The 2019 salary for Dr. Yang represents his base compensation earned in 2019 from his December employment date. The amount reported in All Other Compensation for 2019 represents payment of a one-time signing bonus made pursuant to an employment agreement with the Company. Dr. Yang was not eligible for a 2019 performance bonus award.
(6)	The 2019 salary for Ms. Eckert represents her base compensation earned in 2019 from her September 2019 employment start date. The amounts reported in All Other Compensation for 2020 and 2019 include $7,925 and $7,946 relocation expenses, respectively, that were reimbursed by the Company.

Grants of Plan-Based Awards

The following table sets forth information relating to grants of plan-based incentive awards to the NEOs in 2021.

				All Other	All Other
			Estimated Possible	Stock	Option	Exercise	Grant Date
			Payouts Under	Awards:	Awards:	or Base	Fair Value
			Non-Equity	Number of	Number of	Price of	of Stock
			Incentive Plan Awards	Securities	Securities	Option	and Option
	Award	Grant	Target (1)	Underlying	Underlying	Awards	Awards
Name	Type	Date(2)	($)	Units (#)	Options (#)	($/Sh)	($)(3)

Bassil I. Dahiyat, Ph.D.	Annual Stock Award	3/8/21		21,999			945,957
	Annual Stock Option	3/8/21			131,993	43.00	3,340,406
	Performance Bonus		375,000

John J. Kuch	Annual Stock Award	3/8/21		6,021			258,903
	Annual Stock Option	3/8/21			36,124	43.00	839,034
	Performance Bonus		186,750

John R. Desjarlais, Ph.D.	Annual Stock Award	3/8/21		10,421			448,103
	Annual Stock Option	3/8/21			62,523	43.00	1,452,190
	Performance Bonus		209,250

Allen S. Yang, M.D., Ph.D.	Annual Stock Award	3/8/21		9,263			398,309
	Annual Stock Option	3/8/21			55,576	43.00	1,290,835
	Performance Bonus		216,000

Celia E. Eckert	Annual Stock Award	3/8/21		6,021			258,903
	Annual Stock Option	3/8/21			36,124	43.00	839,034
	Performance Bonus		160,000

(1)	Amounts in this column represent the target performance-based bonus opportunity for each NEO for 2021, there were no threshold or maximum payout levels for these awards. For a description of the 2021 performance bonus program, see “Compensation Discussion and Analysis—2021 Executive Compensation Program—Annual Performance Bonus” above. The amount actually earned by each NEO is reported in the “Summary Compensation Table” above.

(2)	All options were granted under the terms of our 2013 plan, with an exercise price per share equal to the closing price of our common stock on the grant date, and vest over a four-year period. All RSUs were granted under the terms of our 2013 plan, and vest over a three-year period. For a description of our 2013 plan, see “— Equity Compensation Arrangements—2013 Equity Incentive Plan” below.
(3)	Amounts in this column reflect the aggregate grant date fair value of the option and RSU awards granted during 2021, computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 7 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts do not reflect the actual economic value that will be realized by the NEO upon the vesting of the stock options or RSUs, the exercise of the stock options, or the sale of the common stock underlying such stock options or RSUs.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards granted to each NEO that remain outstanding as of December 31, 2021.

		Option Awards(1)				Stock Awards (2)
		Number of
		Securities	Number of Securities
		Underlying	Underlying	Option		Number of	Market Value of
		Unexercised	Unexercised	Exercise	Option	Shares or Units	Shares or Units
		Options (#)	Options (#)	Price	Expiration	of Stock that	of Stock that
Name	Grant Date	Exercisable	Unexercisable	($)(3)	Date	Have Not Vested (#)	Have Not Vested ($)

Bassil I. Dahiyat, Ph.D.	9/4/2013	76,012	—	$4.25	9/4/2023
	2/21/2014	65,001	—	11.05	2/21/2024
	2/12/2015	75,000	—	15.69	2/12/2025
	1/26/2016	125,001	—	12.51	1/26/2026
	1/30/2017	125,002	—	22.55	1/30/2027
	1/24/2018	103,126	4,375	23.40	1/24/2028
	2/12/2019	98,213	40,442	36.31	2/12/2029
	3/2/2020	61,962	79,666	32.28	3/2/2030	15,737	631,368
	3/8/2021	—	131,993	43.00	3/8/2031	21,999	882,600

John J. Kuch	2/12/2015	62,764	—	15.69	2/12/2025
	1/26/2016	70,000	—	12.51	1/26/2026
	1/30/2017	85,000	—	22.55	1/30/2027
	1/24/2018	66,583	1,417	23.40	1/24/2028
	5/15/2018	8,958	1,042	33.11	5/15/2028
	2/12/2019	35,714	14,706	36.31	2/12/2029
	3/2/2020	17,790	22,873	32.28	3/2/2030	4,518	181,262
	3/8/2021	—	36,124	43.00	3/8/2031	6,021	241,563

John R. Desjarlais, Ph.D.	2/21/2014	80,000	—	$11.05	2/21/2024
	7/14/2014	50,000	—	10.73	7/14/2024
	2/12/2015	85,000	—	15.69	2/12/2025
	1/26/2016	85,000	—	12.51	1/26/2026
	1/30/2017	85,000	—	22.55	1/30/2027
	1/24/2018	78,333	1,667	23.40	1/24/2028
	2/12/2019	44,642	18,383	36.31	2/12/2029
	3/2/2020	23,866	30,687	32.28	3/2/2030	6,057	243,007
	3/8/2021	—	62,523	43.00	3/8/2031	10,421	418,091

Allen S. Yang, M.D., Ph.D. (4)	12/16/2019	31,150	31,150	$37.60	12/16/2029	10,634	426,636
	3/8/2021	—	55,576	43.00	3/8/2031	9,263	371,632

Celia E. Eckert	9/3/2019	51,351	39,941	$35.58	9/3/2029
	3/2/2020	8,261	10,623	32.28	3/2/2030	2,098	84,172
	3/8/2021	—	36,124	43.00	3/8/2031	6,021	241,563

(1)	All of the outstanding option awards granted prior to January 1, 2014 were granted under and subject to the terms of the 2010 plan, described under “—Equity Compensation Arrangements.” All of the outstanding option awards granted on and after January 1, 2014 were granted under and subject to the terms of the 2013 plan. Except as otherwise indicated, each option award becomes exercisable as it becomes vested and all vesting is subject to the executive’s continuous service with us through the vesting dates and the potential vesting acceleration described below under “—

Potential Payments upon Termination or Change in Control.” All share numbers above that relate to awards granted prior to December 2013 reflect our 3.1 for 1 reverse stock split, which became effective on December 3, 2013. All of the outstanding options are subject to our standard option vesting schedule such that 25% of the shares subject to the option vest on the one-year anniversary of the grant date and 1/48th of the shares vest monthly thereafter, such that the options are fully vested on the four-year anniversary of the date of grant.
(2)	All of the outstanding RSU awards were granted under and subject to the terms of the 2013 plan. Except as otherwise indicated, each RSU award vests as to one third of the total number of shares granted on the first, second and third anniversaries of the date of grant subject to the executive’s continuous service with us through the vesting dates and the potential vesting acceleration described below under “—Potential Payments upon Termination or Change in Control.”
(3)	All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board.
(4)	Dr. Yang was issued stock options and RSUs in December 2019 in connection with his appointment as Chief Medical Officer; such RSUs will vest annually over a three-year period.

We did not engage in any repricing or other modifications or cancellations to any of our NEOs’ outstanding equity awards during the year ended December 31, 2021.

Option Exercises and Stock Vested

The following table provides information on stock options exercised, including the number of shares acquired upon exercise and stock awards vested, and the value realized, determined as described below, for the NEOs in the year ended December 31, 2021.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)(1)	Vesting (#)	($)(2)

Bassil I. Dahiyat, Ph.D.			7,868	$362,321
John J. Kuch	32,886	$942,921	2,259	104,027
John R. Desjarlais, Ph.D.			3,028	139,439
Allen S. Yang, M.D., Ph.D.			10,633	386,616
Celia E. Eckert			1,049	48,306

(1)	The value realized on exercise is based on the difference between the closing price of our common stock on the date of exercise and the applicable exercise price of those options and does not represent actual amounts received by the NEOs as a result of the option exercises.
(2)	The value realized on vesting is based on the closing price of our common stock on the date of vesting.

Overview of Employment and Change in Control Agreements

Employment Agreements

The Company has offer letters and employment agreements with certain of our NEOs Dr. Dahiyat, Dr. Yang and Ms. Eckert that provide for the basic terms of their employment, including base salary, performance bonus opportunity and equity grants, as well as certain severance and change in control benefits. Below are written descriptions of the employment agreements and offer letters we have with these NEOs. All of the NEOs are “at-will” employees.

Dr. Dahiyat. In September 2013, we entered into a Third Amended and Restated Executive Employment Agreement with Dr. Dahiyat that entitled him to an annual base salary of $364,131 and annual target performance bonus of 35% of his base salary (each of which have subsequently been increased) along with certain severance and change in control benefits that are described below under “—Potential Payments upon a Termination or Change in Control.”

Dr. Yang. In November 2019, we entered into a letter agreement with Dr. Yang that entitled him to a an annual base salary of $465,000 and annual target performance bonus of 40% of his base salary (each of which have been subsequently increased); a signing bonus of $180,000; and 62,300 stock options and 31,900 restricted stock units along with severance and change in control benefits that are described below under “—Potential Payments upon a Termination or Change in Control.”

Ms. Eckert. In August 2019, we entered into a letter agreement with Ms. Eckert that entitled her to an annual base salary of $375,000 (which has subsequently been increased); annual target performance bonus of 40% of her base salary; reimbursement for certain reasonable costs related to her relocation, up to $100,000, as well as a tax gross up to the extent such amounts were taxable to Ms. Eckert; and 91,292 stock options along with severance and change in control benefits that are described below under “—Potential Payments upon a Termination or Change in Control.”

Severance and Change in Control Benefits

Dr. Dahiyat. In May 2016, we entered into a Severance Agreement with Dr. Dahiyat that superseded the Third Amended and Restated Executive Employment Agreement with respect to severance and change in control benefits. The terms of the May 2016 severance agreement are described below under “—Potential Payments upon a Termination or Change in Control.”

Dr. Desjarlais. In September 2013, we entered into an Amended and Restated Severance Agreement with Dr. Desjarlais that entitled him to certain severance and change in control benefits. In May 2016, we entered into a Severance Agreement with Dr. Desjarlais that superseded his prior agreement in its entirety. The terms of the May 2016 severance agreement are described below under “—Potential Payments upon a Termination or Change in Control.”

Mr. Kuch. In September 2013, we entered into an Amended and Restated Change in Control Agreement with Mr. Kuch that entitled him to certain severance and change in control benefits. In May 2016, we entered into a Severance Agreement with Mr. Kuch that superseded his 2013 agreement in its entirety. The terms of the May 2016 severance agreement are described below under “—Potential Payments upon a Termination or Change in Control.”

The Company has written severance agreements with Dr. Dahiyat, Dr. Desjarlais and Mr. Kuch that supersede the terms of their severance and change in control terms set forth in their employment agreements, as applicable. A more detailed description of the NEO severance and change in control benefits is provided below under “—Potential Payments upon Termination or Change in Control.”

Each of our NEOs holds stock options under our equity incentive plans that were granted subject to our form of stock option agreements. A description of the termination and change in control provisions in such equity incentive plans and form of stock option agreements is provided below under “—Equity Compensation Arrangements.”

Potential Payments upon Termination or Change in Control

Severance Agreements

In May 2016, we entered into severance agreements with our NEOs Dr. Dahiyat, Dr. Desjarlais and Mr. Kuch. In August 2019, and November 2019, we entered into letter agreements with Ms. Eckert and Dr. Yang, respectively, which contain provisions regarding their severance described below.

Dr. Dahiyat. Pursuant to the Severance Agreement with Dr. Dahiyat, if we terminate Dr. Dahiyat’s employment without cause or if Dr. Dahiyat resigns for good reason, at any time, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Dahiyat will receive (1) a lump sum severance payment equal to the sum of (a) his then-current annual base salary for 24 months and (b) an amount equal to Dr. Dahiyat’s then-current target bonus percentage of his then-current annual base salary assuming achievement of 100% of corporate, and as applicable, personal goals established for such year, prorated for the number of days Dr. Dahiyat worked during the year of his termination; (2) vesting acceleration of all his outstanding stock options and equity awards subject to time-based vesting as if Dr. Dahiyat had completed an additional 24 months of service; and (3) payment of his COBRA insurance premiums for up to 12 months. Additionally, in the event that Dr. Dahiyat’s termination without cause or resignation for good reason occurs within a “change in control period,” defined as the period beginning one month prior to the execution of a definitive written agreement that if consummated would result in a change in control and ending on the earlier of the termination of such agreement or 12 months following the consummation of such change in control, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Dahiyat will additionally receive vesting acceleration in full of all his outstanding time-based stock options and other equity awards.

Mr. Kuch and Dr. Desjarlais. Pursuant to Severance Agreements with each of Mr. Kuch and Dr. Desjarlais, if we terminate the officer’s employment without cause or if the officer resigns for good reason, at any time, subject to his execution of an effective release and waiver of claims in favor of us, the officer will receive (1) a lump sum severance payment equal to the sum of (a) his then-current annual base salary for 12 months and (b) an amount equal to the executive’s then-current target bonus percentage of his then-current annual base salary assuming achievement of 100% of corporate, and as applicable, personal goals established for such year, prorated for the number of days the officer worked during the year of his termination; (2) vesting acceleration of all his outstanding stock options and equity awards subject to time-based vesting as if the officer had completed an additional 12 months of service; and (3) payment of his COBRA insurance premiums for up to 12 months. Additionally, if the officer’s termination without cause or resignation for good reason occurs within a “change in control period,” defined as the period beginning one month prior to the execution of a definitive written agreement that if consummated would result in a change in control and ending on the earlier of the termination of such agreement or 12 months following the consummation of such change in control, subject to his execution of an effective release and waiver of claims in favor of us, the officer will additionally receive vesting acceleration in full of all his outstanding time-based stock options and other equity awards.

Dr. Yang and Ms. Eckert. Pursuant to letter agreements with each of Dr. Yang and Ms. Eckert, if we terminate the officer’s employment without cause, subject to his or her execution of an effective release and waiver of claims in favor of us, the officer will receive (1) a lump sum severance payment equal to his or her then-current annual base salary for 12 months and (2) payment of his or her COBRA insurance premiums for up to 12 months. Additionally, if the officer’s termination without cause occurs within 90 days prior to or 12 months after a change in control, the officer will receive (1) vesting acceleration of all his or her outstanding stock options and equity awards subject to time-based vesting as if the officer had completed an additional 12 months of service if the termination occurs prior to the one-year anniversary of the officer’s commencement of employment or (2) vesting acceleration of all his or her outstanding stock options and equity awards if the termination occurs after the one-year anniversary of the officer’s commencement of employment.

Equity Incentive Plan Provisions

Pursuant to the 2010 plan and the 2013 plan, the plan administrator may accelerate the vesting of stock awards granted under the applicable plan in connection with a corporate transaction. For more information, see below under “—Equity Compensation Arrangements.”

Summary of Estimated Amounts Payable upon a Termination or Change in Control

The following table shows estimated payments that would be made to each NEO in the event of a termination of employment under various termination situations, assuming the applicable termination event occurred on December 31, 2021.

				2013 Plan and 2010
		Termination Not in	Termination in	Plan—Certain
		Connection with a	Connection with a	Corporate
		Change in Control	Change in Control	Transactions
Name	Benefit	($)(1)	($)(2)	($)(3)

Bassil I. Dahiyat, Ph.D.	Lump Sum Cash Severance Payment	$1,250,000	$1,250,000
	Lump Sum Target Bonus Payment	375,000	375,000
	COBRA Payments	18,069	18,069
	Vesting Acceleration(4)	16,682,367	17,045,966	17,045,966
	Benefit Total	$18,325,436	$18,689,035	$17,045,966

John J. Kuch	Lump Sum Cash Severance Payment	$415,000	$415,000
	Lump Sum Target Bonus Payment	186,750	186,750
	COBRA Payments	30,686	30,686
	Vesting Acceleration(4)	6,740,949	7,100,257	7,100,257
	Benefit Total	$7,373,385	$7,732,693	$7,100,257

John R. Desjarlais, Ph.D.	Lump Sum Cash Severance Payment	$465,000	$465,000
	Lump Sum Target Bonus Payment	209,250	209,250
	COBRA Payments	18,069	18,069
	Vesting Acceleration(4)	11,834,526	12,378,468	12,378,468
	Benefit Total	$12,526,845	$13,070,787	$12,378,468

Allen S, Yang, M.D., Ph.D.	Lump Sum Cash Severance Payment	$480,000	$480,000
	Lump Sum Target Bonus Payment	216,000	216,000
	COBRA Payments	30,686	30,686
	Vesting Acceleration(4)	668,234	955,264	955,264
	Benefit Total	$1,394,920	$1,681,950	$955,264

Celia E. Eckert	Lump Sum Cash Severance Payment	$400,000	$400,000	$
	Lump Sum Target Bonus Payment	160,000	160,000
	COBRA Payments	9,831	9,831
	Vesting Acceleration(4)	561,136	888,251	888,251
	Benefit Total	$1,130,967	$1,458,082	$888,251

(1)	These benefits would be payable by the Company under each NEO’s individual agreements if an officer is terminated without cause or if an officer resigns for good reason and such termination or resignation does not occur during the period before or after a change of control. For Dr. Dahiyat, Mr. Kuch and Dr. Desjarlais, such period is within one month prior to or 12 months following a change in control. For Dr. Yang and Ms. Eckert, such period is within 90 days prior to or 12 months after a change in control. Subject, in each case, to the respective NEO’s execution of an effective release and waiver of claims in favor of the Company.
(2)	These benefits would be payable by the Company under each NEO’s individual agreements if an officer is terminated without cause or if an officer resigns for good reason and such termination or resignation occurs during the period before or after a change of control. For Dr. Dahiyat, Mr. Kuch and Dr. Desjarlais, such period is within one month prior to or 12 months following a change in control. For Dr. Yang and Ms. Eckert, such period is within 90 days prior to or 12 months after a change in control. Subject, in each case, to the respective NEO’s execution of an effective release and waiver of claims in favor of the Company.
(3)	These benefits would be payable by the Company under the 2013 plan and 2010 plan, as applicable, if, upon a corporate transaction event, the Board exercised its discretion to accelerate the vesting and exercisability of outstanding stock options. For a description of the potential vesting acceleration provisions in the 2013 plan and 2010 plan, see “—Equity Compensation Arrangements” below.
(4)	The value of vesting acceleration consists of stock options based on the closing price of $40.12 per share of common stock on December 31, 2021, minus the exercise price of the unvested stock option shares subject to acceleration, as well as the value of unvested restricted stock units based on the closing price of $40.12 per share of common stock on December 31, 2021. Accordingly, the amounts reported in the table only reflect restricted stock units and option grants with an exercise price less than the closing price of $40.12 per share of common stock on December 31, 2021.

Equity Compensation Plan Information

The following table provides certain information, as of December 31, 2021, with respect to all of our equity compensation plans in effect on that date:

	Number of		Number of Securities
	Securities to be	Weighted-	Remaining Available
	Issued upon	Average	for Issuance under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
	and Rights	and Rights	in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders
2010 Equity Incentive Plan	150,475	$4.25	—
2013 Equity Incentive Plan	8,525,854	29.55	3,597,371
2013 Employee Stock Purchase Plan	—		51,434
Equity compensation plans not approved by security holders	—		—
Total	8,676,329		3,648,805

Equity Compensation Arrangements

2013 Equity Incentive Plan

General. Our Board adopted our 2013 Equity Incentive Plan, or the 2013 plan, in November 2013, and our stockholders approved the 2013 plan in November 2013. The 2013 plan became effective in connection with our initial public offering in December 2013 and provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, non-statutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards, all of which may be granted to employees, including officers, and to non-employee directors and consultants. Additionally, the 2013 plan provides for the grant of performance cash awards. ISOs may be granted only to employees, subject to certain limitations. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Our Board or a duly authorized committee thereof, has the authority to administer the 2013 plan. Our Board may also delegate certain authority to one or more of our officers. Our Board or its authorized committee is referred to herein as the plan administrator.

Initially, the aggregate number of shares of our common stock available for issuance pursuant to stock awards under the 2013 plan was not exceed 4,194,133 shares, which included (i) 1,509,677 new shares, (ii) the number of shares reserved for future grant under our 2010 plan at the time our 2013 plan became effective, plus (iii) any shares subject to outstanding stock options or other stock awards that were granted under our 2010 plan and that are forfeited, terminate, expire or are otherwise not issued. Additionally, the number of shares of our common stock reserved for issuance under our 2013 plan automatically increases on January 1 of each year, continuing through and including January 1, 2023, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board. As of December 31, 2021, the maximum number of shares that may be issued upon the exercise of ISOs under our 2013 plan is 13,122,238 shares.

As of December 31, 2021, there were 8,525,854 shares of outstanding stock options and 826,148 shares of outstanding RSUs that were granted under our 2013 plan. In addition, there are 3,597,371 shares remaining available for grant under the 2013 plan.

Stock Options. Stock options are generally granted with an exercise price equal to the fair market value of our common stock on the date of grant; vest at the rate specified by the plan administrator and may have a term up to a maximum of 10 years. Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionee may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Corporate Transactions. In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

●	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;
●	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;
●	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;
●	arrange for the lapse of any reacquisition or repurchase right held by us;
●	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board may deem appropriate; or
●	make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2013 plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following, which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following, which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. Under the 2013 plan, a change in control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets; or (iv) approval by the stockholders or our Board of a plan of complete dissolution or liquidation of us.

Amendment and Termination. Our Board has the authority to amend, suspend, or terminate our 2013 plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our Board adopted our 2013 plan.

2010 Equity Incentive Plan

General. Our Board and our stockholders approved our 2010 Equity Incentive Plan, or the 2010 plan, and it became effective in February 2010. It was subsequently amended by our Board and stockholders in June 2013. The terms of the stock options granted under the 2010 plan, including vesting requirements, were determined by our Board, subject to the provisions of the 2010 plan. Options granted under the 2010 plan generally have a term of up to ten years from the date of grant. The exercise price of the incentive stock options must equal at least 100% of the fair market value of our common stock on the date of grant. Following our initial public offering in December 2013, no additional awards have been or will be granted under the 2010 plan, and all awards granted under the 2010 plan that are repurchased, forfeited, expire or are cancelled become available for grant under the 2013 plan in accordance with its terms. However, all stock options granted under the 2010 plan prior to our initial public offering continue to be governed by the terms of the 2010 plan.

As of December 31, 2021, there were outstanding stock options covering a total of 150,475 shares that were granted under our 2010 plan.

Corporate Transactions. In the event of certain specified significant corporate transactions, unless otherwise provided in a stock award or other written agreement between us and the holder of a stock award, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

●	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;
●	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;
●	accelerate the vesting of the stock award and provide for its termination at or prior to the effective time of the corporate transaction;
●	arrange for the lapse of any reacquisition or repurchase right held by us;
●	cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the corporate transaction, in exchange for such cash consideration, if any, as our Board may deem appropriate; or

●	make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2010 plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. Under the 2010 plan, a change in control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity or of its parent entity; (iii) approval by the stockholders or our Board of a plan of complete dissolution or liquidation of us; or (iv) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

2013 Employee Stock Purchase Plan

Our Board adopted the 2013 Employee Stock Purchase Plan, or the ESPP, in November 2013 and our stockholders approved the ESPP in November 2013. The ESPP became effective as of the date of the effectiveness of the registration statement for our initial public offering. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Our Board or an authorized committee thereof administers the ESPP. Under the ESPP, all of our regular employees (including the NEOs) may participate and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which our common stock will be purchased for employees participating in the offering. Unless otherwise determined by the plan administrator, shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of our common stock on the first date of an offering or (b) 85% of the fair market value of our common stock on the date of purchase.

We have reserved a total of 581,286 shares of common stock for issuance under the ESPP. Unless otherwise determined by our Board, beginning on January 1, 2014, and continuing until the expiration of the ESPP, the total number shares of common stock available for issuance under the ESPP will automatically increase annually on January 1 by the lesser of (i) 1% of the total number of issued and outstanding shares of common stock as of December 31 of the immediately preceding year, or (ii) 621,814 shares of common stock. On January 1, 2014, the total number of shares of common stock available for issuance under the ESPP was automatically increased by 313,545 shares, which is included in the number of shares reserved for issuance above. Pursuant to approval by our board, there were no increases in the number of authorized shares in the ESPP in the years from 2015 to 2021. As of December 31, 2021, we have issued a total of 529,852 shares of common stock under the ESPP.

RATIO OF ANNUAL COMPENSATION FOR THE CEO TO OUR MEDIAN EMPLOYEE

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of SEC Regulation S-K, we are required to disclose the ratio of the annual total compensation of our principal executive officer (PEO), Dr. Dahiyat, to our median employee’s annual total compensation (“CEO Pay Ratio”).

The pay ratio rules allow a company to identify its median employee once every three years provided that there has not been a change in its employee population or employee compensation arrangements that it reasonably believes would result in a significant change to its pay ratio. As we did not have any changes to our employee compensation arrangements or employee population in 2021, the median employee for the 2021 CEO Pay Ratio calculation is the same employee identified for the 2020 fiscal year CEO Pay Ratio.

In accordance with Item 402(u) of Regulation S-K, to determine our total population of employees as of October 1, 2020, we included full-time, part-time, seasonal and temporary employees, but excluded contractors or other non-employee workers in our employee population. We identified the median employee by (i) aggregating for each applicable employee (A) the amount of base salary as of October 1, 2020 for all full-time salaried employees, or hourly rate multiplied by actual work hours for hourly employees and (B) the amount of annual bonuses for 2020 performance; and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Dr. Dahiyat, whether employed on a full-time, part-time, or seasonal basis.

For 2021, the median employee’s annual total compensation, calculated in accordance with Item 402(c) of SEC Regulation S-K, was $280,453 and our CEO’s annual total compensation, as reported in the 2021 Summary Compensation Table in this Proxy Statement, was $5,370,295. Based on this information, the ratio of annual total compensation of our CEO to the median of the annual total compensation of all employees was 19.1 to 1.

Dr. Dahiyat's annual total compensation	$5,370,295
Median employee's annual total compensation	$280,453
Ratio of Dr. Dahiyat's annual total compensation to median employee's annual total compensation	19.1:1

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2022 by: (i) each director and nominee for director; (ii) each of the NEOs named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 59,376,482 shares outstanding on February 28, 2022, adjusted as required by rules promulgated by the SEC.

Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of February 28, 2022 are deemed to be outstanding and to be beneficially owned by the person holding the options but not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Xencor, Inc., 111 W. Lemon Ave., Monrovia, CA 91016.

	Beneficial Ownership
		Percentage of
	Shares of	Shares Beneficially
Name and Address of Beneficial Owner	Common Stock	Owned

Greater than 5% Stockholders
Blackrock, Inc. (1)	9,334,830	15.72%
FMR LLC (2)	7,761,578	13.07%
The Vanguard Group, Inc (3)	6,324,776	10.65%
T. Rowe Price Associates, Inc. (4)	5,908,683	9.95%
PRIMECAP Management Company (5)	4,987,822	8.40%
EcoR1 Capital, LLC (6)	4,906,106	8.26%

Executive Officers and Directors
Bassil I. Dahiyat, Ph.D.(7')	918,538	1.53%
John R. Desjarlais, Ph.D.(8)	645,971	1.08%
John J. Kuch (9)	458,922	*
Celia E. Eckert (10)	80,770	*
Allen S. Yang, M.D., Ph.D. (11)	66,050	*
Kurt A. Gustafson (12)	79,790	*
A. Bruce Montgomery, M.D. (13)	79,790	*
Yujiro S. Hata (14)	72,290	*
Kevin C. Gorman (15)	64,790	*
Richard J. Ranieri (16)	57,290	*
Ellen G. Feigal, M.D. (17)	49,827	*
Dagmar Rosa-Bjorkeson (18)	34,119	*
All executive officers and directors as a group (12 persons) (19)	2,608,147	4.23%

*     Less than one percent.

(1)	Blackrock, Inc. has sole voting power over 9,243,789 shares of our common stock and sole dispositive power over 9,334,830 shares of our common stock. Number of shares based solely on information reported on Schedule 13G/A filed with the SEC on January 28, 2022, reporting beneficial ownership as of December 31, 2021 by Blackrock, Inc. The address for Blackrock Inc. is 55 East 52nd Street New York, NY 10055.
(2)	FMR LLC has sole voting power over 1,148,457 shares or our common stock and sole dispositive power over 7,761,578 shares of our common stock. Number of shares based solely on information reported on Schedule 13G/A filed with the SEC on February 9, 2022, reporting beneficial ownership as of December 31, 2021 by FMR LLC, a Delaware limited liability company. FMR LLC is a parent holding company of Fidelity Institutional Asset Management Trust Company, which is the beneficial owner of the shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(3)	The Vanguard Group has shared voting power over 107,852 shares of our common stock, sole dispositive power over 6,162,211 shares of our common stock, and shared dispositive power over 162,565 shares of our common stock. Number of shares based solely on information reported on Schedule 13G/A filed with the SEC on February 10, 2022 reporting beneficial ownership as of December 31, 2021 by The Vanguard Group, Inc. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	T. Rowe Price Associates, Inc. has sole voting power over 1,347,705 shares of our common stock and sole dispositive power over 5,908,683 shares of our common stock. Number of shares based solely on information reported on Schedule 13G/A filed with the SEC on February 14, 2022, reporting beneficial ownership as of December 31, 2021 by T. Rowe Price Associates, Inc. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(5)	Number of shares based solely on information reported on Schedule 13G/A filed with the SEC on February 10, 2022, reporting beneficial ownership as of December 31, 2021, by PRIMECAP Management Company. The address of PRIMECAP Management Company is 177 E. Colorado Blvd., 11th FL., Pasadena, CA 91105.
(6)	Number of shares based solely on information reported on Schedule 13G/A filed with the SEC on February 14, 2022, reporting beneficial ownership as of December 31, 2021 by EcoR1 Capital, LLC. The address for EcoR1 Capital, LLC is 357 Tehama Street #3, San Francisco, CA 94103.
(7)	Includes 125,741 shares of common stock and 792,797 shares of common stock that Dr. Dahiyat has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.
(8)	Includes 85,731 shares of common stock and 560,240 shares of common stock that Dr. Desjarlais has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.
(9)	Includes 92,491 shares of common stock held and 366,431 shares of common stock that Mr. Kuch has the right to acquire from us within 60 days of February 28, 2022.
(10)	Includes 2,193 shares of common stock and 78,577 shares of common stock that Ms. Eckert has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.
(11)	Includes 14,658 shares of common stock and 51,392 shares of common stock that Dr. Yang has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.
(12)	Includes 79,790 shares of common stock that Mr. Gustafson has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.
(13)	Includes 79,790 shares of common stock that Dr. Montgomery has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.
(14)	Includes 72,290 shares of common stock that Mr. Hata has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.
(15)	Includes 64,790 shares of common stock that Dr. Gorman has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.
(16)	Includes 57,290 shares of common stock that Mr. Ranieri has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.
(17)	Includes 49,827 shares of common stock that Dr. Feigal has the right to currently acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.
(18)	Includes 34,119 shares of common stock that Ms. Rosa-Bjorkeson has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.
(19)	Includes the shares described in footnotes (7), (8), (9), (10), (11), (12), (13), (14), (15), (16), (17), and (18) above.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Xencor, Inc. stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Xencor, Inc. Direct your written request to Xencor, Inc., Attn: Director of Investor Relations, 111 West Lemon Avenue, Monrovia, CA 91016 or contact Celia Eckert at (858) 472-8365. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Celia E. Eckert
April 27, 2022	Secretary

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including the financial statements and any financial statement schedules, is available without charge upon written request to: Corporate Secretary, Xencor, Inc., 111 West Lemon Avenue, Monrovia, CA 91016.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: P.O. BOX 8016, CARY, NC 27512-9903 Xencor, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 25, 2022 TIME: Thursday, June 23, 2022 1:30 PM, Pacific Time PLACE: 111 West Lemon Avenue Monrovia, California 91016 This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Bassil I. Dahiyat, John J. Kuch or Celia E. Eckert (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Xencor, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE INTERNET Go To: www.proxypush.com/XNCR • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-859-2528 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Xencor, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 BOARD OF DIRECTORS RECOMMENDS PROPOSAL Election of Directors YOUR VOTE 1. FOR WITHHOLD 1.01 Bassil I. Dahiyat, Ph.D. FOR 1.02 Ellen G. Feigal, M.D. FOR 1.03 Kevin C. Gorman, Ph. D. FOR 1.04 Kurt A. Gustafson FOR 1.05 Yujiro S. Hata FOR 1.06 A. Bruce Montgomery, M.D. FOR 1.07 Richard J. Ranieri FOR 1.08 Dagmar Rosa-Bjorkeson FOR FOR AGAINST ABSTAIN 2. To ratify the selection by the Audit Committee of the Board of Directors of RSM US LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022. To hold a non-binding advisory vote on the compensation of the Company’s named executive officers, as disclosed in the proxy statement. To conduct any other business properly brought before the meeting or any adjournments or postponements thereof. FOR 3 FOR 4. Check here if you would like to attend the meeting in person. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date X